Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
October 12, 2007
among
eTOYS DIRECT, INC.,
MY TWINN, INC.,
BABYUNIVERSE, INC.,
POSHTOTS, INC.,
and
DREAMTIME BABY, INC.,
as joint and several co-Borrowers;
The Guarantors Party Hereto;
The Lenders Party Hereto;
and
THE CIT GROUP/BUSINESS CREDIT, INC.,
as Administrative Agent, Collateral Agent, Sole Bookrunner, Sole Lead Arranger,
Documentation Agent and Syndication Agent

-i-

(continued)

-ii-

(continued)

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(continued)

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(continued)

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ANNEXES AND SCHEDULES:
Annex I — Commitment Schedule
Schedule 1.01 — Fiscal Periods
Schedule 1.01A—Existing Letters of Credit
Schedule 3.05(a) — Intellectual Property
Schedule 3.05(b) — Websites and Domain Names
Schedule 3.09 — Taxes
Schedule 3.12 — Material Agreements
Schedule 3.15 — Capitalization and Subsidiaries
Schedule 3.17 — Financing Statements
Schedule 3.18 — Labor Matters
Schedule 3.19 — Affiliate Transactions
Schedule 3.23 — Properties
Schedule 3.24 — Environmental Matters
Schedule 3.26 — Deposit Accounts
Schedule 3.27 — Customer and Trade Relations
Schedule 3.28 — Processors
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.08 — Existing Restrictions
EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Base Certificate
Exhibit C — Form of Compliance Certificate
Exhibit D — Form of Amended and Restated Pledge and Security Agreement
Exhibit E — Form of Perfection Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT
     AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 12, 2007 (as it may be amended, restated, or otherwise modified from time to time, this “Agreement”), among eTOYS DIRECT, INC., a Delaware corporation (“eToys Direct”), MY TWINN, INC., a Delaware corporation (“My Twinn”), BABYUNIVERSE, INC., a Florida corporation (“BabyUniverse”), POSHTOTS, INC., a Virginia corporation (“PoshTots”), and DREAMTIME BABY, INC., a Florida corporation (“Dreamtime”), as Borrowers, the other Loan Parties party hereto, the Lenders party hereto and THE CIT GROUP/BUSINESS CREDIT, INC., as Administrative Agent and Collateral Agent.
     eToys Direct and My Twinn (collectively, the “Initial Borrowers”), the guarantors party thereto (the “Initial Guarantors” and, together with the Initial Borrowers, the “Initial Loan Parties”), the Lenders and the Agents are parties to a Credit Agreement dated as of June 29, 2007 (as heretofore amended, modified, restated or supplemented, the “Existing Credit Agreement”). Pursuant to Section 10.13 of the Existing Credit Agreement, the Initial Loan Parties, the Agents and Lenders agreed that, immediately upon the consummation of the Merger, the Initial Loan Parties, BabyUniverse and its Subsidiaries, the Agents and the Lenders would enter into this Agreement to amend and restate the Existing Credit Agreement in its entirety to provide for, among other things, BabyUniverse, PoshTots and Dreamtime becoming Borrowers hereunder.
     In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement be, and it hereby is, amended and restated in its entirety by this Agreement, and the parties hereto hereby further agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Account” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Account Debtor” means any Person obligated on an Account.
     “Adjusted Availability” means, as of any date of determination, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments as of such date and (ii) the sum of (x) the Borrowing Base as of such date, plus (y) the Availability Block, minus (b) the Aggregate Revolving Exposure as of such date.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means The CIT Group/Business Credit, Inc., in its capacity as administrative agent for the Lenders hereunder, together with its successors and assigns.

     “Administrative Borrower” has the meaning set forth in Section 9.18.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” means the Administrative Agent and the Collateral Agent.
     “Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all Revolving Lenders.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Partners” means Amazon.com, Buy.com, Sears.com, Federated Macy’s, QVC, HSN LP and any other recognized internet retailer approved by the Administrative Agent from time to time in its Permitted Discretion.
     “Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, Letters of Credit or Protective Advances a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments), (b) with respect the Aggregate Revolving Exposure prior to the Revolving Maturity Date, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Lenders and (c) with respect to the Aggregate Revolving Exposure after the Revolving Maturity Date, a portion equal to a fraction the numerator of which is such Lender’s Revolving Exposure and the denominator of which is the Aggregate Revolving Exposure.
     “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolver ABR Spread” or “Revolver Eurodollar Spread,” as the case may be, based upon the EBITDA of the Loan Parties for the period of four fiscal quarters then most recently ended:

EBITDA	Revolver ABR Spread	Revolver Eurodollar Spread
> $4,750,000	0.00%	1.75%
≤ $4,750,000 but > $2,250,000	0.00%	2.00%
≤ $2,250,000	0.25%	2.25%
     For the period commencing on the Effective Date and ending on the date of delivery to the Administrative Agent of the financial statements of the Borrowers required to be delivered pursuant to Section 5.01(a) for the Fiscal Year ending on or about February 2, 2009, the Applicable Rate shall be as set forth in the pricing grid in the applicable columns opposite the row entitled “≤ $4,750,000 but > $2,250,000.” In the event any financial statements upon which the Applicable Rate is determined subsequently proves to have been inaccurate, the Applicable Rate for the relevant period may be retroactively adjusted by the Administrative Agent to reflect the true EBITDA of the Loan Parties for the applicable period and any incremental interest payable by the Borrowers as a result of such adjustment shall be payable by the Borrowers to the Administrative Agent promptly on demand.
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit and that is advised, administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that advises, administers or manages a Lender; and with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05(b)), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Authorized Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, a Financial Officer.
     “Availability” means, as of any date of determination, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments as of such date and (ii) the Borrowing Base as of such date, minus (b) the Aggregate Revolving Exposure as of such date.
     “Availability Block” means $1,000,000.
     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitment.
     “Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments then in effect minus the Aggregate Revolving Exposure.
     “Baby Acquisition Sub” means Baby Acquisition Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of BabyUniverse.
     “BabyUniverse” has the meaning assigned to such term in the introductory paragraphs hereof.
     “BabyUniverse Board” means the board of directors or other equivalent governing body of BabyUniverse.
     “BabyUniverse Loan Parties” mean, collectively, BabyUniverse, Dreamtime and PoshTots, and “BabyUniverse Loan Party” means any of such BabyUniverse Loan Parties.
     “BabyUniverse Private Placement” means the issuance and sale by BabyUniverse of Capital Stock of BabyUniverse immediately prior to the effective time of the Merger to certain Persons in exchange for a combination of cash and the cancellation of fees and indebtedness pursuant to the BabyUniverse Private Placement Documents.

     “BabyUniverse Private Placement Documents” means: (i) that certain Stock Purchase Agreement dated as of June 13, 2007 by and between BabyUniverse and Plus Four Private Equities, LP; (ii) that certain Stock Purchase Agreement dated as of June 13, 2007, as amended, by and among BabyUniverse and the purchasers signatory thereto; (iii) those certain Stock Purchase Agreements dated as of July 6, 2007 by and between BabyUniverse and each of the purchasers signatory thereto; (iv) that certain Subscription Agreement dated as of August 30, 2007 by and between BabyUniverse and CIBC World Markets Corp.; and (v) that certain Subscription and Loan Satisfaction Agreement dated as of September 5, 2007 between BabyUniverse and Lydian Trust Company.
     “Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of such Lender’s Affiliates: (a) commercial credit cards, purchasing cards or other similar charge cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
     “Blocked Account Agreement” means an agreement among one or more of the Loan Parties, the Collateral Agent, and a Clearing Bank, in form and substance satisfactory to the Collateral Agent, with respect to any Payment Account of any Loan Party.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrowers” means, collectively, eToys Direct, My Twinn, BabyUniverse, PoshTots and Dreamtime.
     “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) an Overadvance, and (c) a Protective Advance.
     “Borrowing Base” means, at any time, the sum of the following, determined as of the date of the latest Borrowing Base Certificate delivered to the Administrative Agent:
     (a) 85% of Borrowers’ Eligible Credit Card Receivables at such time, plus
     (b) the lesser of (i) 85% of Borrowers’ Eligible Non-Amazon Partner Receivables at such time or (ii) the Eligible Non-Amazon Partner Receivable Sublimit at such time, plus
     (c) 85% of Borrowers’ Eligible Amazon Partner Receivables at such time, plus
     (d) 90% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory at such time; plus
     (e) 90% of the Net Orderly Liquidation Value of the Borrowers’ Eligible LC Inventory at such time; plus

     (f) the lesser of (i) 90% of the Net Orderly Liquidation Value of the Borrowers’ Eligible In-Transit Inventory at such time or (ii) an amount equal to 25% of the aggregate Borrowing Base at such time, plus
     (g) the Seasonal Overadvance Amount in effect at such time; minus
     (h) the Availability Block; minus
     (i) all Reserves then applicable;
provided that the portion of the Borrowing Base attibutable to the sum of clauses (e) and (f) above shall be limited to $6,000,000.
     “Borrowing Base Certificate” means a certificate, signed by a Financial Officer of the Administrative Borrower, in the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.
     “Borrowing Request” means a request by the Administrative Borrower for a Borrowing in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which Administrative Agent or commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of BabyUniverse and its Subsidiaries prepared in accordance with GAAP.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal or movable property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means, with respect to any Person, shares of capital stock, partnership interests, membership interests, units, beneficial interests (in a trust) or other equivalent evidences of ownership in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).
     “Change in Control” means the occurrence of any of the following events:
     (a) D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates shall collectively cease to own and control, directly or indirectly, free and clear of all Liens or other encumbrances, Capital Stock of BabyUniverse representing at least the D.E. Shaw Minimum Hold Percentage of the economic power and at least the D.E. Shaw Minimum Hold Percentage of the equity securities entitled to vote for members of the BabyUniverse Board, in each case determined on a fully-diluted basis (and taking into account all such securities that D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”));
     (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire pursuant to any option right), directly or indirectly, of Capital Stock of BabyUniverse representing a percentage voting power or a percentage economic power which is greater than the percentage voting power or percentage economic power represented by all Capital Stock of BabyUniverse beneficially owned and controlled, directly or indirectly, by D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates, collectively, at such time;
     (c) a majority of the members of the BabyUniverse Board shall cease to be composed of individuals (i) who were members of the BabyUniverse Board on the Effective Date or (ii) whose election or nomination to the BabyUniverse Board was approved by individuals that constituted, at the time of such election or nomination, at least a majority of the BabyUniverse Board; and
     (d) except for D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates, any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of BabyUniverse, or control over equity securities of BabyUniverse entitled to vote for members of the BabyUniverse Board with a percentage voting power, determined on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to control pursuant to any option right) which is greater than the percentage voting power represented by all Capital Stock of BabyUniverse beneficially owned and controlled, directly or indirectly, by D. E. Shaw Laminar Acquisition Holdings 3, L.L.C. and its Affiliates, collectively, at such time.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, operating agreement, certificate of formation, membership agreement or similar constitutive document or agreement, its by-laws, and all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Capital Stock and all other arrangements relating to the Control of such Person.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Protective Advances.

     “Clearing Bank” means any banking institution with whom a Payment Account has been established and which Payment Account is subject to a Blocked Account Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means all “Collateral” as defined in any Collateral Document, whether such “Collateral” is now existing or hereafter acquired.
     “Collateral Access Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Collateral Agent” means The CIT Group/Business Credit, Inc., in its capacity as collateral agent for the Secured Parties hereunder and under the Collateral Documents, together with its successors and assigns, including any successor Collateral Agent appointed pursuant to Section 8.09.
     “Collateral Documents” means, collectively, the Security Agreements, all Website Consent Agreements, all Blocked Account Agreements and Deposit Account Control Agreements, all Processor Control Agreements and any other security documents delivered pursuant to this Agreement or any of the other Loan Documents to secure payment of the Obligations.
     “Collection Account” has the meaning assigned to such term in Section 5.13(b).
     “Commitment Schedule” means the Schedule attached hereto identified as such on Annex I.
     “Commitment” means, as to any Lender, its Revolving Commitment.
     “Control” means the possession, directly or indirectly, of the power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of a Person or (ii) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Card Receivable” has the meaning assigned to such term in the definition of “Eligible Credit Card Receivables”.
     “D.E. Shaw Debt” means Indebtedness of any Loan Party incurred pursuant to any D.E. Shaw Debt Document.
     “D.E. Shaw Debt Conversion” means the conversion of the D.E. Shaw Debt, including without limitation, all principal, interest, fees and other amounts payable in connection therewith, to Capital Stock of eToys Direct pursuant to the D.E. Shaw Debt Conversion Documents.
     “D.E. Shaw Debt Conversion Documents” means those certain Subscription and Loan Satisfaction Agreements dated as of October 12, 2007 between eToys Direct and each of D.E. Shaw Etoys Acquisition Holdings, L.L.C., D.E. Shaw AQ-SP Series 2-01, L.L.C. and D.E. Shaw AQ-SP Series 6-07, L.L.C.
     “D.E. Shaw Debt Documents” means, collectively, (a) the D.E. Shaw 2004 Loan Agreement, (b) the D.E. Shaw 2006 Loan Agreement, (c) the D.E. Shaw 2007 Loan Agreement and (d) all other instruments or documents delivered or to be delivered from time to time in connection with the D.E. 2004 Loan Agreement, the D.E. Shaw 2006 Loan Agreement or the D.E. Shaw 2007 Loan Agreement, in each case, as the same shall be amended, restated, supplemented or otherwise modified from time to time in a manner that does not violate the terms of the Subordination and Intercreditor Agreement.
     “D.E. Shaw 2004 Loan Agreement” means that certain Revolving Credit Agreement dated as of May 10, 2004 between eToys Direct and D.E. Shaw Etoys Acquisition Holdings, L.L.C. (successor by assignment to D.E. Shaw Laminar Lending, Inc.), as amended.
     “D.E. Shaw 2006 Loan Agreement” means that certain Revolving Credit Agreement dated as of April 26, 2006 between eToys Direct and D.E. Shaw AQ-SP Series 2-01, L.L.C., as amended.
     “D.E. Shaw 2007 Loan Agreement” means that certain Promissory Note and Security Agreement dated June 7, 2007 in the original principal amount of $2,000,000 executed by eToys Direct in favor of D.E. Shaw AQ-SP Series 6-07, L.L.C., as amended.
     “D.E. Shaw Minimum Hold Percentage” means: (i) 40% during the period from the Effective Date through and including September 1, 2008; (ii) 35% during the period from September 2, 2008 through and including the date that the Administrative Agent receives the financial statements required to be furnished by the Loan Parties pursuant to Section 5.01(a) of this Agreement for the Fiscal Year ending January 31, 2009; and (iii) 31.75% at all times thereafter.
     “D.E. Shaw Subordinated Lenders” means collectively, D.E. Shaw Etoys Acquisition Holdings, L.L.C. (successor by assignment to D.E. Shaw Laminar Lending, Inc.), D.E. Shaw AQ-SP Series 2-01, L.L.C. and D.E. Shaw AQ-SP Series 6-07, L.L.C., together with their successors and assigns.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” has the meaning assigned to such term in Section 2.08(b).
     “Departing Lender” has the meaning assigned to such term in Section 2.20(b).
     “Deposit Account” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Deposit Account Control Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Disqualified Person” means any competitor of the Loan Parties separately identified prior to the Effective Date by the Administrative Borrower to the Administrative Agent in writing as a “Disqualified Person” for purposes of this Agreement, or as otherwise mutually agreed in writing by the Administrative Borrower and the Administrative Agent.
     “Document” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Dollars” or “$” refers to lawful money of the United States of America.
     “Domain Names” means all domain names owned by or assigned to the Loan Parties and all exclusive and nonexclusive licenses to the Loan Parties from third parties or rights to use domain names owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 3.05(b) hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (c)

rights to sue for past, present and future infringements thereof, and (d) any other rights corresponding thereto throughout the world.
     “Dreamtime” has the meaning assigned to such term in the introductory paragraphs hereof.
     “EBITDA” means for any period, Net Income for such period plus, to the extent deducted from revenues for such period in determining Net Income, (a) Interest Expense, (b) expense for taxes paid or accrued net of tax refunds, (c) depreciation, (d) amortization and other non-cash charges, (e) non-cash extraordinary losses (as determined in accordance with GAAP) and other non-cash non-recurring losses, in each case incurred other than in the ordinary course of business and (f) cash non-recurring losses incurred other than in the ordinary course of business in an amount not to exceed $250,000 in any Fiscal Year or $500,000 over the term of this Agreement, minus, to the extent included in Net Income for such period, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, all calculated for BabyUniverse and its Subsidiaries on a consolidated basis.
     “E-Fax” means any system used to receive or transmit faxes electronically.
     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.03).
     “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, E-Fax, E-System or any other equivalent electronic service, whether owned, operated or hosted by an Agent, any of an Agent’s Related Parties or any other Person.
     “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including, without limitation, the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
     “E-Systems” means any electronic system, including IntralinksTM and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Parties or any other Person, providing for access to data protected by pass codes or other security system.
     “Eligible Amazon Partner Receivables” means Eligible Partner Receivables owing from Amazon.com.
     “Eligible Assignee” means a Person (other than a Disqualified Person) that is (a) a Lender or a United States-based Affiliate of a Lender; (b) an Approved Fund; (c) any other financial institution approved by the Administrative Agent and the Administrative Borrower (which approval by the Administrative Borrower shall not be unreasonably withheld or delayed), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5,000,000,000, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under any applicable law; or (d) during any Event of Default, any Person acceptable to the Administrative Agent in its discretion.
     “Eligible Cash” means, at any time of determination, an amount equal to the difference between (a) the aggregate amount of unrestricted cash of the Loan Parties maintained at such time by the Loan Parties in Deposit Accounts (other than Payment Accounts) which are subject to a Deposit Account Control Agreement in favor of the Collateral Agent and in which the Collateral Agent has a first priority security interest minus (b) the sum of (i) the aggregate amount of outstanding checks or other items drawn on such Deposit Accounts at such time and (ii) the aggregate amount of accounts payable of the Loan Parties at such time which have remained outstanding beyond the date by which such accounts payable would normally be paid in the ordinary course of the Loan Parties’ business consistent with past practice.
     “Eligible Credit Card Receivables” means, at any time, Accounts (such Accounts, “Credit Card Receivables”) due to any Borrower on a non-recourse basis (other than standard chargebacks and standard fees due to the credit card issuer or processor) from (i) Visa, MasterCard, American Express Co., Discover or Bill Me Later or (ii) any other credit card issuer or processor acceptable to the Administrative Agent, arising in the ordinary course of business for the purchase of goods sold by such Borrower; provided, however, that Eligible Credit Card Receivables shall be calculated net of all deposits, holdbacks or escrows held by any credit card issuer or processor and shall in no event include:
(a)	Accounts that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its reasonable discretion;

(b)	Accounts with respect to which the Borrowers do not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Collateral Agent and (ii) Permitted Encumbrances set forth in clauses (a) and (e) of the definition thereof so long as such Permitted Encumbrances do not have priority over the Liens of the Collateral Agent);

(c)	Accounts that are not subject to a first priority security interest in favor of the Collateral Agent;

(d)	Accounts which are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the credit card processors) has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(e)	except as otherwise approved by the Administrative Agent in its Permitted Discretion, Accounts as to which the credit card processor has the right under certain circumstances to require the Borrower to repurchase the Accounts from such credit card processor;

(f)	Accounts arising from any private label credit card receivables of any Borrower;

(g)	Accounts due from a credit card issuer or processor which the Administrative Agent determines in its Permitted Discretion to be unlikely to be collected; and

(h)	Accounts due from a credit card issuer or processor which has not entered into a Processor Control Agreement in favor of the Administrative Agent.
     “Eligible In-Transit Inventory” means Inventory of the Borrowers which is in transit to a facility located in the continental United States owned or leased by a Borrower and which satisfies each of the following criteria: (a) such Inventory meets all of the criteria for inclusion as “Eligible Inventory” other than the requirements of clause (g) of the definition of “Eligible Inventory”, (b) such Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are reasonably satisfactory to the Administrative Agent and in respect of which the Administrative Agent has been named as loss payee, (c) a Borrower has legal title to such

Inventory at the time that such Inventory is delivered to the common carrier (or legal title to such Inventory passes to a Borrower upon delivery to the common carrier), (d) such Inventory is evidenced by a full set of clean, original negotiable bills of lading consigned to the order of the Administrative Agent and such original bills of lading are in the possession of the Administrative Agent or a customs broker from which the Administrative Agent has received an executed agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to such Inventory, (e) the Borrowers shall have paid cash for such Inventory and shall not have caused a Trade Letter of Credit to be issued in favor of the vendor or supplier in respect of such Inventory, (f) no default shall exist under any agreement in effect between the vendor or supplier of such Inventory and the Borrowers that would permit such vendor or supplier under any applicable law (including the UCC) to divert, reclaim, reroute or stop shipment of such Inventory, (g) such Inventory is scheduled for delivery within 45 days after the date of the then most recent Borrowing Base Certificate delivered to the Administrative Agent by the Borrowers as evidenced by a report generated by the applicable customs broker in form and substance satisfactory to the Administrative Agent and (h) if such Inventory is in transit to a facility leased by a Borrower, the Administrative Agent has received a duly executed Collateral Access Agreement from the landlord at such facility.
     “Eligible Inventory” means, at any time, the Inventory owned by one of the applicable Borrowers which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:
(a)	which is not subject to a first priority perfected Lien in favor of the Collateral Agent;

(b)	which is subject to any Lien (other than (i) Liens granted to the Collateral Agent and (ii) Permitted Encumbrances set forth in clauses (a)-(f) of the definition thereof so long as such Permitted Encumbrances do not have priority over the Liens of the Collateral Agent);

(c)	which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)	with respect to which any covenant, representation, or warranty contained in this Agreement or any Security Agreement has been breached or is not true;

(e)	which does not conform to all standards imposed by any governmental authority;

(f)	which is not finished goods or which constitutes work-in-process, subassemblies (unless the Administrative Agent determines, in its Permitted Discretion, to include such work-in-process or subassemblies as Eligible Inventory), parts (including without limitation, component doll inventory), packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods, returned or repossessed goods (other than goods that are undamaged and able to be resold in the ordinary course of business), defective goods, goods held on consignment, goods to be returned or otherwise held for return to the Borrowers’ suppliers or vendors or goods which are not of a type held for sale in the ordinary course of business;

(g)	which is not located in the U.S. or which is in transit from vendors and suppliers;

(h)	which is located in any location leased by the Borrowers unless (i) the lessor has delivered to the Administrative Agent or the Collateral Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i)	which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent or the Collateral Agent a Collateral Access Agreement and such other documentation as the Administrative Agent or the Collateral Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j)	which is the subject of a consignment by any Borrower as consignor;

(k)	which is perishable;

(l)	which is subject to any negotiable Document; or

(m)	which contains or bears any intellectual property rights licensed to the Borrowers unless the Administrative Agent is satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.
     In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.
     “Eligible LC Inventory” means Inventory of the Borrowers which is in transit to a facility located in the continental United States owned or leased by a Borrower and which satisfies each of the following criteria: (a) such Inventory meets all of the criteria for inclusion as “Eligible Inventory” other than the requirements of clause (g) of the definition of “Eligible Inventory”, (b) such Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are reasonably satisfactory to the Administrative Agent and in respect of which the Administrative Agent has been named as loss payee, (c) a Borrower has legal title to such Inventory at the time that such Inventory is delivered to the common carrier (or legal title to such Inventory passes to a Borrower upon delivery to the common carrier), (d) such Inventory is evidenced by a full set of clean, original negotiable bills of lading consigned to the order of the Administrative Agent and such original bills of lading are in the possession of the Administrative Agent or a customs broker from which the Administrative Agent has received an executed agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to such Inventory, (e) the Borrowers have caused a Trade Letter of Credit to be issued in favor of the vendor or supplier in respect of such Inventory, which Trade Letter of Credit permits such vendor or supplier to draw on such Letter of Credit for the full purchase price of such Inventory upon confirmation that the Inventory has been physically received and accepted by the Borrowers, (f) no default shall exist under any agreement in effect between the vendor or supplier of such Inventory and the Borrowers that would permit such vendor or supplier under any applicable law (including the UCC) to divert, reclaim, reroute or stop shipment of such Inventory, (g) the scheduled expiry date of the Trade Letter of Credit issued to the vendor or supplier of such Inventory with respect to such Inventory is not more than 30 days after the date of the then most recent Borrowing Base Certificate delivered to the Administrative Agent by the Borrowers and (h) if such Inventory is in transit to a facility leased by a Borrower, the Administrative Agent has received a duly executed Collateral Access Agreement from the landlord at such facility.
     “Eligible Non-Amazon Partner Receivables” means Eligible Partner Receivables owing from any Applicable Partner other than Amazon.com.
     “Eligible Non-Amazon Partner Receivable Sublimit” means (a) at any time during the period in each calendar year commencing on January 1 and continuing through and including July 31, $500,000, (b) at any time during the period in each calendar year commencing on August 1 and continuing through and including August 31, $750,000 and (c) at any time during the period in each calendar year commencing on September 1 and continuing through and including December 31, $1,500,000.
     “Eligible Partner Receivables” means, at any time, the Accounts (other than Credit Card Receivables) of the applicable Borrowers owing by Applicable Partners and which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Partner Receivables shall be calculated net of any commissions or referral, sales or other fees payable to the Applicable Partners and shall not include any Account:
(a)	which is not subject to a first priority perfected security interest in favor of the Collateral Agent;

(b)	which is subject to any Lien (other than (i) Liens granted to the Collateral Agent and (ii) Permitted Encumbrances set forth in clauses (a) and (e) of the definition thereof so long as such Permitted Encumbrances do not have priority over the Liens of the Collateral Agent);

(c)	with respect to which more than 60 days have elapsed since the date of the original invoice therefor or which is more than 30 days past the due date for payment;

(d)	which is owing by an Applicable Partner for which more than 50% of the Accounts owing from such Applicable Partner and its Affiliates are ineligible hereunder;

(e)	with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement or in the Security Agreements has been breached or is not true;

(f)	which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the Administrative Agent in its Permitted Discretion, which has been sent to the Applicable Partner, (iii) represents a progress billing, (iv) is contingent upon such Borrowers’ completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis;

(g)	for which the goods giving rise to such Account have not been shipped to the customer of the Applicable Partner at the request of the Applicable Partner or for which the services giving rise to such Account have not been performed by such Borrowers;

(h)	with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i)	which is owed by an Applicable Partner which (i) has applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver and manager, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, receiver and manager, custodian, trustee or liquidator, (iii) has filed, or has had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws, (iv) to the knowledge of such Borrowers, has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) to the knowledge of such Borrowers, has become insolvent, or (vi) has ceased operation of its business;

(j)	which is owed by any Applicable Partner which has sold all or substantially all of its assets;

(k)	which is owed by an Applicable Partner which (i) does not maintain its chief executive office in the U.S. or (ii) is not organized under applicable law of the U.S. or any state of the U.S. unless, in either case, such Account is backed by a letter of credit or other credit support acceptable to the Administrative Agent and which is in the possession of the Administrative Agent;

(l)	which is owed in any currency other than Dollars;

(m)	which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America, unless such Account is backed by a letter of credit acceptable to the Administrative Agent and which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the applicable Collateral Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;

(n)	which is owed by any Affiliate, employee, director, or officer of any Loan Party;

(o)	which, for any Applicable Partner, exceeds a credit limit determined by the Administrative Agent in its Permitted Discretion of which the Administrative Borrower has been previously notified, to the extent of such excess;

(p)	which is owed by an Applicable Partner or any Affiliate of such Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party, but only to the extent of such Indebtedness;

(q)	which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless the Administrative Agent, in its Permitted Discretion, has established an appropriate Reserve and determines to include such Account as an Eligible Partner Receivable;

(r)	which is evidenced by any promissory note, chattel paper, or instrument;

(s)	which is owed by an Applicable Partner located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless such Borrowers have so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent such Borrowers may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any material cost or penalty, and such later qualification cures any access to such courts to enforce payment of such Account;

(t)	with respect to which such Borrowers have made any agreement with the Applicable Partner for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the ordinary course of business;

(u)	which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Applicable Partner’s inability to pay; or

(v)	is owing by an Applicable Partner with respect to which the Borrowers do not generate monthly receivable agings or listings of open invoices.
     In the event that an Account which was previously an Eligible Partner Receivable ceases to be an Eligible Partner Receivable hereunder, the applicable Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the pollution or protection of the environment or the preservation or reclamation of natural resources, including those relating to the management, release or threatened release of any Hazardous Material, or to employee health and safety matters.
     “Environmental Liabilities” means all liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any

Release or resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party, whether on, prior to or after the date hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any Person that is treated as a member of a “common control group” (as defined in Section 412 of the Code or Section 302 of ERISA) with a Borrower.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “eToys Direct” has the meaning assigned to such term in the introductory paragraphs hereof.
     “Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Section 7.01.
     “Excluded Taxes” means, with respect to any Person, (a) income or franchise taxes imposed on or measured by such Person’s net income by the jurisdiction under the laws of which such Person is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any other jurisdiction and (c) any United States withholding tax imposed with respect to amounts payable to a Non-U.S. Lender to the extent that such withholding tax is in effect and is applicable to such Non-U.S. Lender (after giving effect to any treaty or other applicable basis for reduction or exemption) on the date of this Agreement (or designates a new lending office) provided, that clause (c) above shall not include amounts that arise (i) as a result of an assignment or the designation of a new lending office made at the request of the Administrative Borrower under Section 2.20(b), or (ii) to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.18(a).
     “Existing Credit Agreement” has the meaning assigned to such term in the introductory paragraphs hereof.

     “Existing Fee Letter” shall mean that certain confidential fee letter dated as of June 29, 2007 by and among the Administrative Agent and the Loan Parties.
     “Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01A, which letters of credit were issued under the Existing Credit Agreement.
     “Existing Loan Documents” means the Existing Credit Agreement and the other “Loan Documents” as defined in the Existing Credit Agreement.
     “Extraordinary Receipts” means any Net Cash Proceeds, received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.12(b)(ii), (iii) or (iv) hereof), including, without limitation, (i) foreign, federal, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such date, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” shall mean that certain amended and restated confidential fee letter dated as of the date hereof by and among the Administrative Agent and the Loan Parties.
     “Financial Officer” means, with respect to any Person, the president, chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of such Person.
     “Fiscal Month” means each period of four or five weeks ending on the dates set forth on Schedule 1.01. Except as indicated on Schedule 1.01, “Fiscal Months” are designated by the calendar month in which such Fiscal Month commences.
     “Fiscal Quarter” means each period of three Fiscal Months of the Loan Parties ending on the dates set forth on Schedule 1.01.
     “Fiscal Year” means each fiscal year of the Loan Parties ending on the dates set forth on Schedule 1.01.
     “Funding Accounts” has the meaning assigned to such term in Section 4.01(c)(iv).
     “GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.
     “Gift Acquisition” means Gift Acquisition, L.L.C., a Delaware limited liability company.

     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Gross Availability” means, as of any date of determination, an amount equal to the sum of (i) the Borrowing Base as of such date plus (ii) the Availability Block.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.
     “ICANN” means Internet Corporation for Assigned Names and Numbers.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not overdue by more than 60 days), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out, (k) all Swap Obligations (and the amount of Indebtedness under any Swap Obligation shall be deemed the Net Mark-to-Market Exposure thereunder) and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means all Taxes other than Excluded Taxes.

     “Indemnitee” has the meaning set forth in Section 9.04(b).
     “Interest Election Request” means a request by the Administrative Borrower to convert or continue a Borrowing in accordance with Section 2.09.
     “Interest Expense” means, with reference to any period, the interest expense of BabyUniverse and its Subsidiaries calculated on a consolidated basis for such period.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month and the Revolving Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Eurodollar Borrowing of which such Loan is a part, and in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Maturity Date.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Administrative Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Inventory” has the meaning assigned to such term in the Pledge and Security Agreement.
     “Issuing Bank” has the meaning set forth in Section 2.07(a)(i).
     “KB License Agreement” means the KB Toys Trademark License Agreement dated as of May 10, 2004 between KB Holdings, LLC, as licensor, and eToys Direct (formerly known as Toy Acquisition Corp.), as licensee, as amended from time to time.
     “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank.
     “Letter of Credit” means documentary or standby letters of credit issued for the account of a Borrower by any Issuing Bank for which Administrative Agent and Lenders have incurred Letter of Credit Obligations.
     “Letter of Credit Fee” has the meaning assigned to such term in Section 2.07(d).
     “Letter of Credit Guaranty” has the meaning assigned to such term in Section 2.07(a).
     “Letter of Credit Obligations” means all outstanding obligations incurred by Administrative Agent and Lenders at the request of any Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by any Issuing Bank or the purchase of a participation as set forth in Section 2.07 with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Administrative Agent or Lenders in respect of all outstanding Letters of Credit and, without duplication, Letter of Credit Guarantees plus all unreimbursed amounts with respect to drawings thereon.
     “Letter of Credit Sublimit” has the meaning assigned to such term in Section 2.07(a).
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to those currently provided on Reuters Screen LIBOR01 Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be determined by Administrative Agent by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method to determine such Eurodollar rate as may be selected by the Administrative Agent in its Permitted Discretion.
     “Lien” means (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest of any kind, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan” or “Loans” means the loans and advances made by the Administrative Agent or Lenders pursuant to Article II of this Agreement, including Overadvance Loans and Protective Advances.
     “Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Fee Letter and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent, Collateral Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, Collateral Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
     “Loan Guarantor” means each Loan Party (other than the Borrowers).
     “Loan Guaranty” means Article X of this Agreement.
     “Loan Parties” means each of the Borrowers, the Subsidiaries of the Borrowers party hereto and any other Person that becomes a party hereto pursuant to Section 5.11.

     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of any Loan Party to fully and timely perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Collateral Agent or the Lenders under any Loan Document.
     “Material Agreement” the meaning assigned to such term in Section 3.12.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $100,000. For purposes of determining Material Indebtedness, the “obligations” of BabyUniverse or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the Net Mark-to-Market Exposure that BabyUniverse or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Maximum Capital Expenditure Amount” means, for any Fiscal Year, $1,500,000; provided that, so long as (a) no Default has then occurred and is continuing and (b) the Administrative Agent has received the projections and other information required to be provided by the Borrowers pursuant to Section 5.01(f) with respect to such Fiscal Year and has notified the Borrowers in writing that it is satisfied with such projections and other information, the Maximum Capital Expenditure Amount for (i) the Loan Parties’ 2008 Fiscal Year shall be increased to $1,750,000 and (ii) the Loan Parties’ 2009 Fiscal Year and each Fiscal Year thereafter shall be increased to $2,000,000; provided, further, that, in the event that the conditions set forth in the preceding clauses (a) and (b) are not met in respect of any Fiscal Year, the Maximum Capital Expenditure Amount for such Fiscal Year shall be $1,500,000.
     “Merger” means the merger of Baby Acquisition Sub with and into eToys Direct pursuant to the Merger Agreement, resulting in eToys Direct being a direct wholly-owned subsidiary of BabyUniverse.
     “Merger Agreement” means the Agreement and Plan of Merger, dated as of March 13, 2007 by and among BabyUniverse, Baby Acquisition Sub and eToys Direct as in effect on the date hereof or as amended in accordance with the terms hereof.
     “Merger Documents” means the Merger Agreement, all schedules and exhibits thereto and all other documentation executed and delivered pursuant to the Merger Agreement, all as in effect on the date hereof or as amended in accordance with the terms hereof.
     “Merger Effective Date” means the date on which the Merger becomes effective in accordance with the terms of the Merger Documents.
     “Moody’s” means Moody’s Investors Service, Inc. or if such company shall cease to issue ratings, another nationally recognized statistical rating company selected in good faith by mutual agreement of the Administrative Agent and the Administrative Borrower.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “My Twinn” has the meaning assigned to such term in the introductory paragraphs hereof.
     “Net Cash Proceeds” means, if in connection with (a) an asset disposition, cash proceeds net of (i) commissions, brokers’ fees, legal, accounting and professionals’ fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes paid in connection therewith, (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (iv) cash taxes paid in connection therewith, (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, (c) an issuance of Capital Stock, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith or (d) Extraordinary Receipts, cash proceeds received net of (i) expenses related thereto payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes paid and (iii) cash taxes paid in connection therewith; provided, however, that, if in the case of any Extraordinary Receipts constituting proceeds of insurance or cash proceeds from asset dispositions described in clause (a) of this definition of Net Cash Proceeds, (x) the applicable Loan Party shall deliver a certificate of a Financial Officer of such Loan Party to the Administrative Agent at the time of receipt thereof setting forth such Loan Party’s intent to reinvest such proceeds in the restoration or repair of the assets that are the subject of such insurance event or the acquisition of replacement assets that are substantially equivalent to the assets that are the subject of such insurance event or asset disposition within 180 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or that proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds. In the case of clause (a) above, Net Cash Proceeds shall exclude any non-cash proceeds received from any sale or other disposition of assets, but shall include such proceeds when and as converted by any Loan Party to cash or other immediately available funds.
     “Net Income” means, with reference to any period, the net income (or loss) of BabyUniverse and its Subsidiaries calculated on a consolidated basis for such period.
     “Net Mark-to-Market Exposure” shall mean, with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreement transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming the Swap Agreement transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming such Swap Agreement transactions were to be terminated as of that date).
     “Net Orderly Liquidation Value” means, with respect to Eligible Inventory, Eligible LC Inventory and Eligible In-Transit Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.
     “Non-Consenting Lender” has the meaning assigned to such term in Section 9.03(d).
     “Non-U.S. Lender” means a Lender or a Participant that is (x) organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia or (y) organized under the laws of the United States of America, any State thereof, or the District of Columbia and whose separate existence from a Person that is not treated as a “United States person” for purposes of Section 7701(a)(30) of the Code is disregarded for federal income tax purposes under Treasury Regulations Section 301.7701-3 or any similar provision.

     “Non-U.S. Plan” means any pension, retirement, superannuation or similar policy or arrangement sponsored, maintained or contributed to by any Borrower in a jurisdiction other than the United States of America.
     “Non-U.S. Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
     “Obligations” means: (a) all unpaid principal of and accrued and unpaid interest on the Loans (including interest that accrues or that would accrue but for the filing of a bankruptcy case or similar proceeding by a Loan Party, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding, and other obligations accruing or arising after commencement of any case under any bankruptcy or similar laws by or against any Loan Party (or that would accrue or arise but for the commencement of any such case)); (b) all Letter of Credit Obligations; (c) the Borrowers’ liabilities to the Administrative Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Administrative Agent, on behalf of the Lenders, may make or issue to others for the account of any Borrower, including any accommodations extended by the Administrative Agent with respect to applications for Letters of Credit, the Administrative Agent’s acceptance of drafts or the Administrative Agent’s endorsement of notes or other instruments for any Borrower’s account and benefit; and (d) and all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Collateral Agent or any indemnified party arising under the Loan Documents. Obligations shall also include all Banking Services Obligations and all Swap Obligations owed by a Loan Party to one or more Lenders or their respective Affiliates (or to an entity that was a Lender or Affiliate of a Lender at the time such arrangement was consummated), provided that no Banking Service Obligation or Swap Obligation shall constitute an “Obligation” unless within a reasonable time after such Banking Service arrangement is implemented or Swap Agreement is executed, the Lender or Affiliate of a Lender party thereto shall have delivered (i) written notice to the Administrative Agent stating (x) that such a transaction has been entered into and constitutes an Obligation entitled to the benefits of the Collateral Documents and (y) the maximum dollar amount of the Borrowers’ obligations thereunder (which amount may be included as a Reserve hereunder) and (ii) in the case of any Banking Service Obligation or Swap Obligation provided by an Affiliate of a Lender, such Lender Affiliate’s written designation of the Collateral Agent as its agent for purposes of the Collateral Documents and acknowledgment of the terms set forth in Article VIII hereof.
     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) operating leases.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (but, for the avoidance of doubt, not including any income or withholding taxes) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Overadvance” has the meaning assigned to such term in Section 2.01(b).
     “Overadvance Loan” means an ABR Borrowing made when an Overadvance exists or is caused by the funding thereof.

     “Participant” has the meaning assigned to such term in Section 9.05(c).
     “Patent Security Agreement” means that certain Amended and Restated Patent Security Agreement dated as of the date hereof by and among the Loan Parties party thereto and the Collateral Agent.
     “Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     “Payment Account” means the Loan Parties’ bank account # 6971475767 maintained at UMB Bank, N.A., or any other account of the Loan Parties acceptable to the Agents, into which funds of the Loan Parties (including proceeds of Accounts and other Collateral) are deposited or credited, and which is subject to a Blocked Account Agreement in favor of the Collateral Agent, on terms acceptable to the Collateral Agent.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” means a certificate substantially in the form of Exhibit E, completed and supplemented with the schedules and attachments contemplated thereby.
     “Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other agreement, document, undertaking, lease, indenture, mortgage, deed of trust or other instrument with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Permitted Discretion” means a determination made by an Agent in the exercise of its reasonable judgment (from the perspective of a secured asset-based lender), exercised in good faith.
     “Permitted Encumbrances” means:
(a)	Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04 other than those arising pursuant to ERISA;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)	pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)	deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)	judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

(f)	easements, zoning restrictions, rights-of-way and encumbrances on real or immovable property that do not secure any obligations for borrowed money and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Borrower or any Subsidiary; and

(g)	Liens in favor of the Collateral Agent granted pursuant to any Loan Document.
     The designation of a Lien as a “Permitted Encumbrance” shall not limit or restrict the ability of the Administrative Agent to establish a Reserve relating thereto.
     “Permitted Investments” means:
(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)	investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least A-1 by S&P, at least P-1 by Moody’s;

(c)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market Deposit Accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)	money market funds that (i) have substantially all of their assets invested continuously in the types of investments listed in clauses (a), (b), (c) and (d) above, (ii) are rated AAA by S&P, Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement dated as of the Effective Date executed by the Loan Parties for the benefit of the Collateral Agent and the Secured Parties in substantially the form of Exhibit D hereto.

     “PoshTots” has the meaning assigned to such term in the introductory paragraphs hereof.
     “Post-Closing Letter” means the Post-Closing Letter dated as of the date hereof by the Loan Parties in favor of the Administrative Agent.
     “Prime Rate” means in respect of ABR Loans, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank (or its successor) as its prime rate in effect at its principal office in New York City (or if such rate is at any time not available, the prime rate so quoted by any banking institution as determined by the Administrative Agent in its sole discretion); each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.
     “Processor” means a Person that provides credit card or debit card processing services for any merchant, including without limitation, the establishment of one or more credit card or debit card merchant accounts on behalf of such merchant to accept payments for retail transactions.
     “Processor Control Agreement” means, with respect to any Processor providing credit or debit card processing services for or on behalf of any Loan Party, an agreement in form and substance satisfactory to the Administrative Agent, executed and delivered by the applicable Loan Party, such Processor and the Administrative Agent, pursuant to which such Processor shall agree, among other things, to follow instructions originated by the Administrative Agent regarding amounts payable by such Processor to such Loan Party pursuant to the applicable credit card processing agreement without the further consent of such Loan Party, as such agreement may be amended, supplemented or otherwise modified from time to time.
     “Pro Forma Information” has the meaning assigned to such term in clause (m)(i) of Section 4.01.
     “Protective Advance” has the meaning assigned to such term in Section 2.05.
     “Qualified Equity Interests” means any Capital Stock of an issuer other than Capital Stock that (a) is mandatorily redeemable or purchasable, in whole or in part, at the option of the holder, pursuant to a sinking fund obligation or otherwise, or (b) is exchangeable or convertible into debt securities of the issuer thereof or (c) which entitles the holder thereof to dividend, interest or other payments, in each case, prior to the payment in full of all Obligations of the Loan Parties under the Loan Documents.
     “Register” has the meaning set forth in Section 9.05(b).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
     “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
     “Rentals” means all payments due by the Loan Parties under all operating leases.

     “Report” means reports prepared in good faith by an Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after an Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the applicable Agent.
     “Required Lenders” means, at any time, Lenders holding more than 66 2/3% of the aggregate Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Aggregate Revolving Exposure; provided that, (i) at any time when there are only two Lenders, Required Lenders shall mean both Lenders and (ii) at any time when there is only one Lender, Required Lenders shall mean such Lender.
     “Reserves” means (i) any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to from time to time establish against the gross amounts of Eligible Credit Card Receivables, Eligible Partner Receivables, Eligible Inventory, Eligible In-Transit Inventory and Eligible LC Inventory (including, without limitation, reserves for rent at locations leased by any Borrower at which any Collateral is located; reserves for consignee’s, warehousemen’s and bailee’s charges at locations at which any Collateral is located; reserves for dilution of Accounts; reserves for Inventory shrinkage; reserves for customs charges, shipping charges and landing costs related to any Inventory in transit; reserves for contingent liabilities of any Borrower; reserves for uninsured losses of any Borrower; reserves for gift cards which the Borrowers have issued or are otherwise obligated to honor; and reserves for taxes, fees, assessments, and other governmental charges) and (ii) any and all reserves for Swap Obligations of any Loan Party which any Lender to whom Swap Obligations are owing directs the Administrative Agent to establish, or which the Administrative Agent deems necessary in its Permitted Discretion to establish, from time to time against the gross amounts of Eligible Credit Card Receivables, Eligible Partner Receivables, Eligible Inventory, Eligible In-Transit Inventory and Eligible LC Inventory.
     “Restoration Event” means the occurrence of a Restoration Period with respect to any Trigger Event.
     “Restoration Period” means any period of two consecutive fiscal quarters following the occurrence of a Trigger Event during which Availability exceeds the Trigger Amount at all times.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of any Borrower or any Subsidiary or any option, warrant or other right to acquire any such Capital Stock in any Borrower or any Subsidiary.
     “Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Protective Advances hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $25,000,000.
     “Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the outstanding principal amount of such Revolving Lender’s Revolving Loans plus (b) an amount equal to its Applicable Percentage of the sum of (i) the aggregate principal amount of all Protective Advances outstanding at such time, plus (ii) the aggregate amount of Letter of Credit Obligations outstanding at such time.
     “Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Commitment or, if the Revolving Commitments have been terminated, the Lenders having Revolving Exposure.
     “Revolving Loan” means a Loan made pursuant to Section 2.01(a).
     “Revolving Maturity Date” means the earlier of (i) June 29, 2010 and (ii) the date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or if such company shall cease to issue ratings, another nationally recognized statistical rating company selected in good faith by mutual agreement of the Administrative Agent and the Administrative Borrower.
     “Seasonal Overadvance Amount” means (i) at any time during a Seasonal Overadvance Period, an amount equal to the sum of (a) 7.5% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Inventory at such time, plus (b) 10% of the Borrowers’ Eligible Credit Card Receivables at such time, plus (c) 10% of the Borrowers’ Eligible Partner Receivables at such time and (ii) at all other times, $0.
     “Seasonal Overadvance Period” means, with respect to any calendar year, the period commencing on August 1 of such calendar year and ending on August 31 of such calendar year; provided that prior to the commencement of any Seasonal Overadvance Period in any calendar year, the Borrowers shall have delivered to the Administrative Agent (a) an irrevocable written notice no later than March 1 of such calendar year confirming that the Borrowers intend to utilize the Seasonal Overadvance Amount during such calendar year, (b) a Borrowing Base Certificate demonstrating that Availability as of July 31 of such calendar year exceeds $1,000,000 and (c) a certificate of a Financial Officer of the Borrowers certifying that the Borrowers’ accounts payable are being paid in the ordinary course of the Borrowers’ business consistent with past practice, such certificate to be in form and substance reasonably satisfactory to the Administrative Agent.
     “Secured Obligations” means (i) the Obligations and (ii) all obligations and liabilities of the Loan Guarantors under Article X, whether such obligations and liabilities are direct or indirect, absolute or contingent, due or to become due or now existing or hereafter arising.
     “Secured Parties” means, collectively, (i) the Agents, (ii) the Lenders, (iii) any Issuing Bank, (iv) any Person indemnified under the Loan Documents and (v) any Lender or an Affiliate of any Lender with respect to any Banking Services Obligation or Swap Obligation that constitutes an Obligation.
     “Security Agreements” means the Pledge and Security Agreement, the Patent Security Agreement, the Trademark Security Agreement and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board with respect to the Adjusted LIBO Rate, for Eurocurrency funding

(currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Indebtedness” means any Indebtedness of any Loan Party incurred after the Effective Date, the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agent.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” means any subsidiary of any Borrower or Loan Party, as applicable.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary shall be a Swap Agreement.
     “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
     “Tax,” “tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority (including without limitation, any and all Other Taxes), together with any interest, penalties or additions to tax imposed thereon or with respect thereto.
     “Trademark Security Agreement” means that certain Amended and Restated Trademark Security Agreement dated as of the date hereof by and among the Loan Parties party thereto and the Collateral Agent.
     “Trade Letter of Credit” means any Letter of Credit that is issued for the account of the Borrowers and for the benefit of a vendor or supplier of goods to the Borrower and which permits such vendor or supplier to draw upon such Letter of Credit for the full purchase price of such goods; provided that such Letter of Credit, includes, as a condition to drawing thereunder, the presentation to the applicable Issuing Bank of negotiable bills of lading, invoices and related documents, or other evidence sufficient, in the judgment of such Issuing Bank, demonstrating that such goods have been physically received and accepted by the Borrowers in the United Sates.
     “Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit, the consummation of the Merger, the D.E. Shaw Debt Conversion and the BabyUniverse Private Placement.
     “Transfer” has the meaning assigned to such term in Section 2.05(b).
     “Transfer Date” has the meaning assigned to such term in Section 2.05(b).
     “Trigger Amount” means, as of any date of determination, an amount equal to 15% of Gross Availability as of such date.
     “Trigger Event” means any date on which Availability is less than the Trigger Amount on such date.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
     “U.S. Subsidiary” means each Subsidiary which is not a Non-U.S. Subsidiary; “U.S. Subsidiaries” means all such Subsidiaries.
     “Website Agreements” means all agreements between any Loan Party and any other Person pursuant to which such Person provides any services relating to the operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing web hosting, database management or maintenance or disaster recovery services to any Loan Party and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
     “Website Consent Agreement” means, with respect to each entity providing web hosting, database management, disaster recovery or related services to any Loan Party, an agreement in form and substance satisfactory to the Administrative Agent, executed and delivered by the applicable Loan Party, such entity providing such services and the Administrative Agent pursuant to which such entity shall, among other things, consent to the grant by such Loan Party to the Administrative Agent of a Lien in such Loan Party’s rights under the related Website Agreements and agree that the Administrative Agent may transfer such rights to itself or any third party in the exercise of its remedies under the Loan Documents following the occurrence of any Event of Default, as such agreement may be amended, supplemented or otherwise modified from time to time.
     “Websites” means all websites (including without limitation, all content (including without limitation, all elements of each website and all materials published on each website), HTML documents, audiovisual material, software, data, copyrights, trademarks, patents and trade secrets relating to such websites) owned by or assigned to the Loan Parties and all exclusive and nonexclusive licenses to the Loan Parties from third parties or rights to use websites owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 3.05(b) hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) any other rights corresponding thereto throughout the world.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Revolving Eurodollar Borrowing”).
     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) unless the context requires otherwise, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns unless the context requires otherwise, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Administrative Borrower notifies the Administrative Agent that the Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then until such notice shall have been withdrawn or such provision amended in accordance herewith (i) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective and (ii) the Borrowers shall include with the financial statements and other financial information and calculations required to be delivered to the Administrative Agent and Lenders hereunder a reconciliation of such financial statements, information and calculations before and after giving effect to such change in GAAP.
     SECTION 1.05. Resolution of Drafting Ambiguities. The Borrowers acknowledge and agree that they were represented by counsel in connection with the execution and delivery of the Loans Documents, that each Loan Party and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents.
     SECTION 1.06. Rounding. Any financial ratios required to be maintained or tested by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
ARTICLE II
THE CREDITS
     SECTION 2.01. The Facility.
          (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrowers at any time and from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the lesser of the aggregate Revolving Commitments and the Borrowing Base then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. For purposes of this Agreement, the loans outstanding under the Existing Credit Agreement as of the Effective Date shall be deemed to be Revolving Loans hereunder, as of the date hereof.
          (b) Overadvances. If the Aggregate Revolving Exposure exceeds the Borrowing Base at any time (an “Overadvance”), such excess amount shall be payable by Borrowers on demand by the Administrative Agent. All Overadvances shall constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.
          (c) Unless its authority has been revoked in writing by the Required Lenders, the Administrative Agent may require the Revolving Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance, together with any Protective Advances made pursuant to Section 2.05(a)(i) and (ii), do not exceed $2,500,000. Overadvance Loans may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. In no event shall Overadvance Loans be required that would cause the Aggregate Revolving Exposure to exceed the aggregate Revolving Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or Revolving Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.01(b) nor authorized to enforce any of its terms.
     SECTION 2.02. Loans and Borrowings.
          (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.05.
          (b) Subject to Section 2.14, each Borrowing shall be denominated in Dollars and comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. ABR Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Revolving Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.
     SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Administrative Borrower shall notify the Administrative Agent of such request by telephone (or, if permitted by Administrative Agent, by request posted to Administrative Agent’s StuckeyNet system) (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Los Angeles, California time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Los Angeles, California time, on the day of the proposed Borrowing. Each such telephonic (or posted) Borrowing Request shall be irrevocable and the Administrative Borrower agrees to promptly confirm any such telephonic request by hand delivery, facsimile or Electronic Transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Administrative Borrower. Each such Borrowing Request shall specify the following information in compliance with Sections 2.01 and 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
     (v) in the case of a Revolving Borrowing, the Availability (after giving effect to such Borrowing); and
     (vi) if not a conversion or continuance, the Borrower to whom the proceeds from such Borrowing are to be disbursed.
     If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. [Reserved].

     SECTION 2.05. Protective Advances.
          (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Revolving Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of principal, interest, fees, premiums, reimbursable expenses (including costs, fees and expenses as described in Section 9.04) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that no Protective Advance shall cause the Aggregate Revolving Exposure to exceed the aggregate amount of the Revolving Commitments then in effect; provided further that, the aggregate amount of Protective Advances outstanding at any time pursuant to clauses (i) and (ii) above, together with the aggregate amount of all Overadvance Loans made pursuant to Section 2.01(b), shall not exceed $2,500,000. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Revolving Lenders to fund their risk participations described in Section 2.05(b).
          (b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage of the aggregate Revolving Commitments. Each Revolving Lender shall transfer (a “Transfer”) the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Protective Advance with respect to such purchased interest and participation promptly when requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, but in any case not later than 3:00 p.m., New York City time, on the Business Day notified (if notice is provided by the Administrative Agent prior to 12:00 p.m. New York City time, and otherwise on the immediately following Business Day (the “Transfer Date”). Transfers may occur during the existence of a Default or Event of Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amount of the Protective Advance and, together with Revolving Lender’s Applicable Percentage of such Protective Advance, shall constitute Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Transfer Date, the Administrative Agent shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon as specified in Section 2.08. From and after the date, if any, on which any Revolving Lender is required to fund, and funds, its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
     SECTION 2.06. [Reserved].

     SECTION 2.07. Letters of Credit.
          (a) Issuance. Subject to the terms and conditions of this Agreement, the Administrative Agent and Revolving Lenders agree to incur, from time to time prior to the Revolving Maturity Date, upon the request of the Administrative Borrower and for a Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by (i) Administrative Agent (or an Affiliate thereof), (ii) a Revolving Lender (or an Affiliate thereof) selected by or acceptable to the Administrative Agent or (iii) a bank or other legally authorized Person selected by or acceptable to the Administrative Agent in its sole discretion and guaranteed by the Administrative Agent (a “Letter of Credit Guaranty”) (each of (i) through (iii), an “Issuing Bank”). The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (A) five million dollars ($5,000,000) (the “Letter of Credit Sublimit”), (B) the aggregate Revolving Commitments less the aggregate outstanding principal balance of the Revolving Loans, and (C) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Loans. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Administrative Agent in its sole discretion (including with respect to customary evergreen provisions), and neither Administrative Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Revolving Maturity Date. The Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes of this Agreement.
          (b) Advances Automatic; Participations.
     (i) In the event that the Administrative Agent or any Issuing Bank shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Loan under Section 2.01 of this Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding the Borrowers’ failure to satisfy the conditions precedent set forth in Section 4.02, and each Revolving Lender shall be obligated to pay its Applicable Percentage thereof in accordance with this Agreement. The failure of any Revolving Lender to make available to the Administrative Agent or Issuing Bank for Administrative Agent’s or Issuing Bank’s own account its Applicable Percentage of any such Revolving Loan or payment by Administrative Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Administrative Agent or Issuing Bank its Applicable Percentage thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Applicable Percentage of any such payment.
     (ii) If it shall be illegal or unlawful for Borrower to incur Revolving Loans as contemplated by paragraph (b)(i) above because of an Event of Default described in Section 7.01(h) or (i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an Issuing Bank, or if the Issuing Bank is a Revolving Lender, then (i) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such Issuing Bank, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Applicable Percentage (based on the Revolving Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (ii) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such Issuing Bank, as the case may be) an undivided interest and participation in such Revolving Lender’s Applicable Percentage (based on the Revolving Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Revolving Loans.
          (c) Cash Collateral.
     (i) If the Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement prior to the Revolving Maturity Date, the Borrowers will pay to Administrative Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to Administrative Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by Administrative Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Administrative Agent. The Cash Collateral Account shall be in the name of Administrative Borrower and shall be pledged to, and subject to the control of, Administrative Agent, for the benefit of Administrative Agent and Revolving Lenders, in a manner satisfactory to Administrative Agent. Borrowers hereby pledge and grant to Administrative Agent, on behalf of itself and the Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement, including this Section 2.07, shall constitute a security agreement under applicable law.
     (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Revolving Maturity Date, Borrower shall either (A) provide cash collateral therefore in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Administrative Agent in its sole discretion.
     (iii) From time to time after funds are deposited in the Cash Collateral Account by the Borrowers, whether before or after the Revolving Maturity Date, Administrative Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Administrative Agent may elect, as shall be or shall become due and payable by the Borrowers to Administrative Agent and Lenders with respect to such Letter of Credit Obligations of the Borrowers and, upon the satisfaction in full of all Letter of Credit Obligations of the Borrowers, to any other Obligations then due and payable.
     (iv) Neither any Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by the Borrowers to Administrative Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to the Borrowers or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional Collateral for the Obligations.

          (d) Fees and Expenses. Each Borrower agrees to pay to Administrative Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Administrative Agent or any Revolving Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) (x) with respect to standby Letters of Credit, in an amount equal to the Applicable Rate from time to time in effect (subject to adjustment pursuant to Section 2.14(d) of this Agreement) for Revolving Eurodollar Loans multiplied by the maximum amount available from time to time to be drawn under the applicable standby Letter of Credit and (y) with respect to documentary Letters of Credit, in an amount equal to the Applicable Rate from time to time in effect (subject to adjustment pursuant to Section 2.14(d) of this Agreement) for Revolving Eurodollar Loans minus 0.50% per annum, multiplied by the maximum amount available from time to time to be drawn under the applicable documentary Letter of Credit. In addition, the Borrowers shall pay to any Issuing Bank, on demand, such customary fees (including all per annum fees), charges and expenses of such Issuing Bank in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
          (e) Request for Incurrence of Letter of Credit Obligations. The Borrowers shall give Administrative Agent at least five (5) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the Issuing Bank) and an application therefor completed to the satisfaction of the Issuing Bank.
          (f) Obligation Absolute. The obligation of the Borrowers to reimburse Administrative Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Administrative Agent or the Issuing Bank, as applicable, with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of the Borrowers and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:
     (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;
     (ii) the existence of any claim, setoff, defense or other right that any Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Administrative Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);
     (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect.
     (iv) payment by the Administrative Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any Issuing Bank under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

     (v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or
     (vi) the fact that a Default or an Event of Default has occurred and is continuing.
          (g) Indemnification; Nature of Lenders’ Duties.
     (i) In addition to amounts payable as elsewhere provided in this Agreement, each Borrower hereby agrees to pay and to protect, indemnify, and save harmless Administrative Agent, each Issuing Bank and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Administrative Agent, Issuing Bank or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of the Administrative Agent or any Lender seeking indemnification or of any Issuing Bank to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence or willful misconduct of the Administrative Agent, Issuing Bank or such Lender (as finally determined by a court of competent jurisdiction).
     (ii) As between the Administrative Agent, the Issuing Bank and any Lender, on one hand, and the Borrowers, the Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law none of the Administrative Agent, the Issuing Bank or any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for an issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Administrative Agent or Issuing Bank under any Letter of Credit (or guaranty thereof), Administrative Agent or Issuing Bank shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Administrative Agent, Issuing Bank or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Administrative Agent’s, Issuing Bank’s or any Lender’s rights or powers hereunder or under this Agreement.
     (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants, or indemnities made by the any Borrower in favor of any Issuing Bank in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between such Borrower and such Issuing Bank.
          (h) Subrogation Rights; Letter of Credit Guaranty.
          (i) Upon any payments made by Administrative Agent to an Issuing Bank under a Letter of Credit Guaranty, the Administrative Agent, for the benefit of the Lenders, shall acquire by subrogation, any rights, remedies, duties or obligations granted to or undertaken by the applicable Borrower to the Issuing Bank in any application for Letter of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to Administrative Agent, for the benefit of the Lenders, and apply in all respects to the Administrative Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.
     (i) Each Borrower hereby authorizes and directs any Issuing Bank which is not a Lender hereunder to deliver to the Administrative Agent all instruments, documents, and other writings and property received by such Issuing Bank pursuant to such Letter of Credit and to accept and rely upon the Administrative Agent’s instructions with respect to all matters arising in connection with such Letter of Credit and the related application.
     (ii) Any and all charges, commissions, fees, and costs incurred by the Administrative Agent relating to Letters of Credit issued by an Issuing Bank which is not a Lender hereunder in reliance on a Letter of Credit Guaranty shall be Letter of Credit Obligations for purposes of this Agreement and immediately shall be reimbursable by the Borrowers to Administrative Agent.
     SECTION 2.08. Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Los Angeles, California time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will promptly make the proceeds of each such Loan available to the relevant Borrowers in like funds at the account of such Borrowers designated by the Administrative Borrower in the Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of a Protective Advance or an Overadvance shall be retained by the Administrative Agent.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.08(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent (a “Defaulting Lender”), then the Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of any Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Administrative Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Applicable Percentage of the relevant commitment (but only to the extent that such Defaulting Lender’s Borrowing was funded by the other

Lenders) or, if so directed by the Administrative Borrower and if no Default has occurred and is continuing (and to the extent such Defaulting Lender’s Borrowing was not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its Permitted Discretion, setoff such Defaulting Lender’s funding shortfall against that Defaulting Lender’s Applicable Percentage of all payments received from the Borrowers or re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. Until a Defaulting Lender cures its failure to fund its Applicable Percentage of any Borrowing (i) solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s commitment shall be deemed to be zero and (ii) such Defaulting Lender shall not be entitled to any portion of the commitment fee payable under Section 2.13, and such commitment fee shall accrue in favor of the Revolving Lenders that have funded their respective Applicable Percentages of such requested Borrowing and shall be allocated among such non-Defaulting Revolving Lenders ratably based on their Applicable Percentage of the aggregate Revolving Commitments. This Section 2.08(b) shall remain effective with respect to such Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Administrative Agent, and the Borrowers shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Applicable Percentage of the Borrowing and pays to the Administrative Agent all amounts owing by the Defaulting Lender in respect thereof. The operation of this Section 2.08(b) shall not be construed to increase or otherwise affect the commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of their duties and obligations hereunder.
     SECTION 2.09. Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.09. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.09 shall not apply to Protective Advances, which may not be converted or continued.
          (b) To make an election pursuant to this Section 2.09, the Administrative Borrower shall notify the Administrative Agent of such election by telephone (or, if permitted by Administrative Agent, by request posted to Administrative Agent’s StuckeyNet system) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Class and Type resulting from such election to be made on the effective date of such election. Each such telephonic (or posted) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or Electronic Transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Administrative Borrower.
          (c) Each telephonic (or posted) and written Interest Election Request shall specify the following information in compliance with Section 2.02:

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Administrative Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent or the Required Lenders so notifies the Administrative Borrower, then, so long as a Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.10. Termination or Reduction of Commitments.
          (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.
          (b) The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit as required by Section 2.07(c)), (iii) the payment in full of all accrued and unpaid fees, including any applicable termination or other fees set forth in the Fee Letter and any payments required under Section 2.17, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
          (c) The Administrative Borrower shall notify the Administrative Agent of any election to terminate the Revolving Commitments under Section 2.10(b) at least three (3) Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section 2.10(d) shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Revolving Commitments shall be permanent.
     SECTION 2.11. Repayment of Loans; Evidence of Debt.
          (a) Each of the Borrowers hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Revolving Maturity Date. Each of the Borrowers hereby unconditionally promises to pay to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Revolving Maturity Date and demand by the Administrative Agent.
          (b) Each Business Day, at or before 12:00 noon, Los Angeles, California time, the Administrative Agent shall apply all immediately available funds credited to the Collection Account first to prepay any Protective Advances that may be outstanding, pro rata and second to prepay the Revolving Loans made by Lenders, pro rata, provided, that, if as of 12:00 noon, Los Angeles time, on any Business Day, there are no Loans outstanding hereunder, the Administrative Agent shall remit or cause to be remitted by wire transfer of immediately available funds all immediately available funds then credited to the Collection Account to account number 6971783738 maintained by the Borrowers with UMB Bank, N.A. (the “Primary Operating Account”) or such other Deposit Account of the Borrowers as the Borrowers may specify to the Administrative Agent from time to time, it being understood that no such funds shall be so remitted by the Administrative Agent to the Primary Operating Account or such other Deposit Account unless the Collateral Agent has received a Deposit Account Control Agreement with respect to the Primary Operating Account or such other Deposit Account, as applicable, duly executed by the banking institution at which such account is maintained.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to Section 2.11(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
          (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a single promissory note payable to such Lender or its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns except to the extent that any such Lender subsequently returns any such promissory note for cancellation and requests that such Loans once again be evidenced as described in Sections 2.11(c) and (d).
     SECTION 2.12. Prepayment of Loans.
          (a) Voluntary Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.12(d) and the payment of the amounts required under Section 2.10(b), Section 2.16 and Section 2.17.
          (b) Mandatory Prepayments.
     (i) The Borrowers shall immediately repay the Revolving Loans, and provide cash collateral for the Letter of Credit Obligations, if at any time after the Effective Date the Aggregate Revolving Exposure exceeds the lesser of (A) the Revolving Commitments and (B) the Borrowing Base then in effect, to the extent required to eliminate such excess.
     (ii) Promptly (but in no event later than one Business Day) after receipt by any Loan Party of the Net Cash Proceeds of any asset disposition (other than sales of Inventory or obsolete or worn out property in the ordinary course of business), the Borrowers, shall prepay the Obligations, in an amount equal to 100% of such Net Cash Proceeds as set forth in Section 2.12(c).
     (iii) If any Loan Party issues Capital Stock (other than Capital Stock issued to another Loan Party) or any Loan Party issues or incurs any Indebtedness (other than Indebtedness permitted by Sections 6.01(a) through (j)) or if any Loan Party receives any dividend or distribution from a Person other than a Loan Party, the Borrowers shall prepay the Obligations in an amount equal to 100% of the Net Cash Proceeds of such issuance or the amount of such dividend or distribution no later than the Business Day following the date of receipt of such Net Cash Proceeds or such dividend or distribution as set forth in Section 2.12(c).
     (iv) Promptly (but in no event later than one Business Day) after receipt by any Loan Party of any Extraordinary Receipts, the Borrowers shall prepay the Obligations in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Extraordinary Receipts as set forth in Section 2.12(c). Any insurance or condemnation proceeds to be applied to the Obligations in accordance with Section 5.09 shall be applied as set forth in Section 2.12(c). If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, fixtures and real or immovable property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.
     (v) Without in any way limiting the foregoing, promptly (but in no event later than one Business Day) after receipt by any Loan Party of proceeds of any sale of any Collateral, the Borrowers shall cause such Loan Party to deliver such proceeds to the Administrative Agent, or deposit such proceeds into a Payment Account. Nothing in this Section 2.12(b) shall be construed to constitute the Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
          (c) All such amounts required to be prepaid by the Borrowers pursuant to Sections 2.12(b)(ii), (iii), and (iv) shall be applied, first to prepay any Protective Advances that may be outstanding, and second to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitments.
          (d) The Administrative Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or Electronic Transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Los Angeles, California time, three (3) Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Los Angeles, California time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.
     SECTION 2.13. Fees.
          (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at a rate of 0.375% per annum on the average daily unused amount of the Available Revolving Commitment during the period from and including the Effective Date to but excluding the date on which such Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of each calendar quarter and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees in respect of Revolving Commitments shall be payable in Dollars and shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) in a year of 360 days. Accrued and unpaid commitment fees owing under the Existing Credit Agreement shall be payable in arrears on December 31, 2007.
          (b) The Borrowers agree to pay to the Administrative Agent, for its own account, fees due and payable pursuant to the Fee Letter and fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
          (c) In consideration of the issuance of any Letter of Credit pursuant to Section 2.07 hereof, the Borrower agrees to pay (i) to the Administrative Agent, for the ratable benefit of the Lenders, the Letter of Credit Fee and (ii) to the Administrative Agent or Issuing Bank, as applicable, all other fees, expenses and amounts payable under Sections 2.07(d) or (h). All Letter of Credit Fees shall be due and payable monthly on the first day of each month. Accrued and unpaid fees owing under Section 2.07(d) of the Existing Credit Agreement shall be payable in arrears on November 1, 2007.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
     SECTION 2.14. Interest.

          (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.
          (d) Notwithstanding the foregoing, so long as an Event of Default has occurred and is continuing under Section 7.01 (g) or (h) or so long as any other Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders elect, at their option, by notice to the Administrative Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.03 requiring the consent of “each Lender affected thereby” for reductions in interest rates), the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by the Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for ABR Loans).
          (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon termination of the Revolving Commitments and on the Revolving Maturity Date; provided that (i) interest accrued pursuant to Section 2.14(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Accrued and unpaid interest owing under the Existing Credit Agreement shall be payable on the Interest Payment Date applicable to the specific Revolving Loan for which such interest is owed.
          (f) All interest and Letter of Credit Fees hereunder shall be computed on the basis of a year of 360 days (or, the case of ABR Loans, on the basis of a year of 365 days), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing of the applicable Class shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing of the applicable Class, such Borrowing shall be made as an ABR Borrowing.
     SECTION 2.16. Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
     (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as specified in Sections 2.16(a) or (b) shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.12(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.20 or 9.03(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17 shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything to the contrary set forth in this Section 2.17 or in Section 2.12(b), provided that no Default has occurred and is continuing, the Borrowers shall not be required to make any prepayment of a Eurodollar Borrowing pursuant to Section 2.12(b)(iv) in respect of any Extraordinary Receipts received by any Loan Party until the last day of the Interest Period with respect thereto so long as an amount equal to such prepayment is (x) deposited by the Borrowers into a cash collateral account maintained at a bank or financial institution acceptable to the Agents and in which the Collateral Agent shall have a first priority, perfected security interest and (y) applied to such prepayment on the last day of such Interest Period.
     SECTION 2.18. Taxes.
          (a) Any and all payments by or on account of any obligation of any Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any Taxes other than deductions on account of Taxes that are required by law; provided that (i) if any Borrowers or the Administrative Agent shall be required to deduct any Indemnified Taxes from such payments, such Borrowers shall increase the sum payable by an amount equal to the sum of (x) the amount deducted in respect of such Indemnified Taxes and (y) all Taxes applicable to additional sums payable under this Section 2.18(a), (ii) such Borrowers and/or the Administrative Agent shall make only such deductions required by law, and (iii) such Borrowers and/or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Each Borrower shall indemnify the Administrative Agent, and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes, in each case, paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower or any other Loan Party under this Agreement or any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such indemnification shall be made on an after-Tax basis, such that the payment of the indemnification shall be increased by an amount equal to the sum of (x) the amount deducted in respect of such Indemnified Taxes, (y) all Taxes applicable to additional sums payable under this Section 2.18(c) and (z) all reasonable expenses of the Administrative Agent or Lender.
          (d) As soon as practicable after any payment of either any Indemnified Taxes by any Borrower to a Governmental Authority, the Administrative Borrower shall deliver to the Administrative Agent (i) if reasonably available, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, (ii) a copy of the return reporting such payment or (iii) other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Lender that is legally entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the relevant Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), on or prior to the date on which such Lender becomes a party to this Agreement (and on or before the date that any such documentation described below expires or becomes obsolete and after the occurrence of any event requiring a change to such documentation), such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding; provided, however that a Lender will only be required to comply with the provisions of this paragraph as long as such Lender is legally entitled to do so.
          (f) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund, whether in the form of a payment, credit or offset (but only to the extent such credit or offset is actually utilized), of any Indemnified Taxes as to which it has been indemnified by any Borrowers or with respect to which any Borrowers have paid additional amounts pursuant to Section 2.18(a), it shall pay over such refund to such Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrowers under this Section 2.18 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses and Taxes of the Administrative Agent or such Lender and without interest (other than any interest paid, credited or allowed as an offset, by the relevant Governmental Authority with respect to such refund, which interest shall be paid to such Borrowers); provided, that such Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section 2.18 shall be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to the Borrowers or any other Person.
     SECTION 2.19. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
          (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees or of amounts payable under Sections 2.16, 2.17 or 2.18, or otherwise) prior to 12:00 noon, Los Angeles, California time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 300 South Grand Avenue, Los Angeles, California, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.04 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Administrative

Agent and the Collateral Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the first Business Day following the day of receipt by the Administrative Agent, subject to actual collection.
          (b) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Administrative Borrower, or unless a Default or Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan, or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the applicable Borrowers shall pay the break funding payment required in accordance with Section 2.17.
          (c) At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.04), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Administrative Borrower pursuant to Section 2.03 or a deemed request as provided in this Section 2.19 or may be deducted from any Payment Account of the applicable Borrower under the control of the Administrative Agent pursuant to a Blocked Account Agreement in form and substance satisfactory to the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agree that all such amounts charged shall constitute Loans (including Protective Advances) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.05 or 2.06, as applicable, and (ii) the Administrative Agent to charge any Payment Account for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
          (d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

          (e) Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the applicable Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrowers have not in fact made such payment, then each of such Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05, 2.07(b), 2.08(a) or (b), 2.19(e) or 8.07, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.20. Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then:
          (a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.16 or 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment); and
          (b) the Borrowers may, at their sole expense and effort, require such Lender or any Defaulting Lender (such Lender or Defaulting Lender herein, a “Departing Lender”), upon notice from the Administrative Borrower to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
     SECTION 2.21. Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender and the Borrowers shall be liable to pay to the Administrative Agent and the Lenders, and each Borrower hereby indemnifies the Administrative Agent and the Lenders and holds the Administrative Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.21 shall survive the termination of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Loan Parties represent and warrant to the Administrative Agent, the Lenders and the Issuing Bank that:
     SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its properties and to carry on its business as now conducted and, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except any of the foregoing which are immaterial in nature and except for filings necessary to perfect Liens created under the Loan Documents, as contemplated by Section 3.17, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or its Subsidiaries except Liens created under the Loan Documents.

     SECTION 3.04. Financial Condition; No Material Adverse Change.
          (a) The Pro Forma Information (including the notes thereto), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) consummation of the Transactions, (ii) the Loans and other extensions of credit hereunder to be made on the Effective Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Information has been prepared based on good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Lenders that such information as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.
          (b) The Loan Parties have heretofore furnished to the Lenders (i) audited consolidated balance sheets of eToys Direct and its Subsidiaries as of each of the Fiscal Years ended January 28, 2006 and February 3, 2007 and the notes thereto and the related consolidated statements of operations, shareholders’ equity and cash flows of eToys Direct and its Subsidiaries for the Fiscal Years then ended, (ii) unaudited consolidated balance sheets of eToys Direct and its Subsidiaries as of the Fiscal Quarters ending May 5, 2007 and August 4, 2007 and the related consolidated statements of operations, shareholders’ equity and cash flows of eToys Direct and its Subsidiaries for the Fiscal Quarter then ended and (iii) unaudited consolidated balance sheets of eToys Direct and its Subsidiaries as of each of the Fiscal Months ending after the most recent Fiscal Quarter referred to in clause (ii) above and more than thirty (30) days prior to the Effective Date and the related consolidated statements of operations, shareholders’ equity and cash flows of eToys Direct and its Subsidiaries for the Fiscal Months then ended. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of eToys Direct and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (ii) and (iii) above.
          (c) BabyUniverse has heretofore caused to be timely filed with the United States Securities and Exchange Commission (i) audited consolidated balance sheets of BabyUniverse and its Subsidiaries as of each of the Fiscal Years ended December 31, 2005 and December 31, 2006 and the notes thereto and the related consolidated statements of operations, shareholders’ equity and cash flows of BabyUniverse and its Subsidiaries for the Fiscal Years then ended, (ii) unaudited consolidated balance sheets of BabyUniverse and its Subsidiaries as of the Fiscal Quarters ended March 31, 2007 and June 30, 2007 and the related consolidated statements of operations, shareholders’ equity and cash flows of BabyUniverse and its Subsidiaries for the Fiscal Quarters then ended. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of BabyUniverse and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (d) Since February 3, 2007, there has been no change in the business, assets, operations, prospects or condition, financial or otherwise, of the Loan Parties and their Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.
     SECTION 3.05. Intellectual Property; Websites.
          (a) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to the current and future anticipated conduct of the Loan Parties’ and their Subsidiaries’ business, a correct and complete list of which, as of the Effective Date and after giving effect to the consummation of the Transactions, is set forth on Schedule 3.05(a), the Loan Parties either (i) own the entire right, title and interest thereto or (ii) hold such interest pursuant to a valid, subsisting and enforceable license and, to the Loan Parties’

knowledge, the use thereof by the Loan Parties and their Subsidiaries does not infringe in any material respect upon the rights of any other Person.
          (b) Set forth on Schedule 3.05(b) hereto is (i) a complete list of all Websites and Domain Names owned by the Loan Parties, including the domain name registrar with respect to each such Domain Name and the date on which the Loan Parties’ registration of each such Domain Name with each such domain name registrar is scheduled to expire and (ii) a complete list of all Websites and Domains Names as to which a Loan Party is the licensee and the name of the licensor with respect thereto. Each Domain Name set forth on Schedule 3.05(b) and owned by the Loan Parties is duly registered with the domain name registrar set forth on Schedule 3.05(b) opposite such Domain Name and has not been registered with any other domain name registrar. Each domain name registrar set forth on Schedule 3.05(b) with respect to each Domain Name owned by the Loan Parties is duly accredited by ICANN. The Loan Parties own and have good and marketable title to, or are licensed to use, all Websites and Domain Names set forth on Schedule 3.05(b) and, to the knowledge of the Loan Parties, the use thereof by the Loan Parties does not infringe upon the rights of any other Person in any material respect. The Websites and Domain Names owned by the Loan Parties have been maintained and renewed in accordance with all applicable laws, rules and regulations and all applicable rules and procedures of each domain name registrar and ICANN. The Loan Parties have taken commercially reasonable steps to protect their rights and interests in and to their Websites and Domain Names.
     SECTION 3.06. Litigation. There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.
     SECTION 3.07. Compliance with Laws. Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     SECTION 3.08. Investment and Holding Company Status. No Loan Party nor any of its Subsidiaries is, nor is controlled by a company that is, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     SECTION 3.09. Taxes. Except as disclosed on Schedule 3.09, each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (x) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves and (y) Taxes the non-payment of which, in the aggregate, is not reasonably expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.09, no Tax liens have been filed and no material claims have been asserted in writing with respect to any such Taxes.
     SECTION 3.10. ERISA.
          (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of

Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.
               (b) No Non-U.S. Plan has incurred any unfunded liability which could reasonably be expected to give rise to a Material Adverse Effect.
               (c) Except as required by applicable law, or which could not reasonably be expected to give rise to a Material Adverse Effect, neither the Loan Parties nor any Subsidiary thereof maintains, sponsors or contributes to any plan, policy or arrangement that provides medical benefits to retirees or their beneficiaries.
          SECTION 3.11. Disclosure. Each Loan Party and each of its Subsidiaries has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such projected statements are based on good faith estimates and assumptions believed to be reasonable at the time made.
          SECTION 3.12. Material Agreements.
               (a) As of the Effective Date, each Loan Party has provided to Administrative Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject (the “Material Agreements”) and each of which is listed in Schedule 3.12: supply agreements and purchase agreements not terminable by such Loan Party within sixty (60) days following written notice issued by such Loan Party and involving transactions in excess of $100,000 per annum; leases of equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $50,000 per annum; Website Agreements material to the business or operations of any Loan Party; and licenses and permits held by the Loan Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness of such Loan Party and any Lien granted by such Loan Party with respect thereto; web partner agreements with all Applicable Partners and other internet retailers through which the Loan Parties sell their products; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Loan Party.
               (b) Except as disclosed in Schedule 3.12, no material breach or material default (or event or condition exists, which after notice or lapse of time, or both, would constitute a material breach or material default) under (i) any Material Agreement to which any Loan Party is a party or (ii) any instrument or agreement governing Material Indebtedness.

          SECTION 3.13. Solvency.
               (a) Immediately after the consummation of the Transactions and immediately following the making of each Borrowing and the issuance of each Letter of Credit, if any, and after giving effect to the application of the proceeds of such Borrowing or such issuance of a Letter of Credit, with respect to any Loan Party, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
               (b) No Loan Party intends to, or will permit any of its Subsidiaries to, and believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
          SECTION 3.14. [Reserved].
          SECTION 3.15. Capitalization and Subsidiaries. As of the Effective Date and after giving effect to the consummation of the Transactions, Schedule 3.15 sets forth (a) a correct and complete list of each Subsidiary of each Loan Party, (b) a true and complete listing of each class of each Loan Party’s authorized Capital Stock, of which all of such issued shares or other equity interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of each Loan Party and each of its Subsidiaries. All of the issued and outstanding Capital Stock owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non assessable.
          SECTION 3.16. Mutual Benefit. Each Loan Party expects to derive substantial benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive substantial benefit), directly or indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of a combined group of companies. Each Loan Party has determined that (i) such Loan Party derives substantial benefit from the successful operations of each other Loan Party, (ii) that such Loan Party could not separately obtain credit on terms as favorable to such Loan Party as the terms of the credit being extended by the Lenders to the Borrowers hereunder, and (iii) the execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its corporate or limited liability company purpose, will be of substantial direct and indirect benefit to such Loan Party, and is in such Loan Party’s best interest.
          SECTION 3.17. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents will, when executed and delivered, create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, and (upon the filing of UCC-1 financing statements in the jurisdictions listed on Schedule 3.17, the filing, recording or registering of financing statements or analogous documents under other applicable personal property security laws in the jurisdictions listed on Schedule 3.17 and the filing of the Patent Security Agreement and Trademark Security Agreement with the U.S. Patent and Trademark Office) such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except for (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.
          SECTION 3.18. Labor Matters. As of the Effective Date and after giving effect to the consummation of the Transactions (a) except as set forth on Schedule 3.18, there is no collective bargaining agreement or other material labor contract covering employees of any Loan Party or any of its Subsidiaries, (b) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Loan Party or any of its Subsidiaries or for any similar purpose, and (c) there is no pending or (to the best of the Borrowers’ knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Loan Party or any of its Subsidiaries or employees.
          SECTION 3.19. Affiliate Transactions. Except as set forth on Schedule 3.19, as of the Effective Date and after giving effect to the consummation of the Transactions, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families.
          SECTION 3.20. Consummation of Merger. The Merger has been consummated in accordance with applicable law and the Merger Documents in all material respects. The Loan Parties have delivered to the Administrative Agent true, complete and correct copies of the principal Merger Documents (including all schedules, exhibits, annexes, amendments, supplements and modifications thereto). The Merger Agreement as originally executed and delivered by the parties thereto has not been amended, waived, supplemented or modified in any material respect, except for any amendments heretofore delivered by the Loan Parties to the Administrative Agent. On the Effective Date and after giving effect to the consummation of the Transactions, no Loan Party is in default in the performance of or compliance with any provisions under any Merger Document. Each of the representations and warranties given by any Loan Party in the Merger Documents is true and correct in all material respects as of the date given thereunder.
          SECTION 3.21. Consummation of D.E. Shaw Debt Conversion. The D.E. Shaw Debt Conversion has been consummated in accordance with applicable law and the D.E. Shaw Debt Conversion Documents in all material respects and all principal, interest, fees and other amounts due thereunder have been converted into Capital Stock of eToys Direct (and then into Capital Stock of BabyUniverse), all D.E. Shaw Debt Documents have been terminated and the Loan Parties have no further Indebtedness or other obligations thereunder or with respect thereto and the Loan Parties have been irrevocably authorized to file termination statements and releases with respect to all Liens on any assets of the Loan Parties in favor of the D.E. Shaw Subordinated Lenders in respect of the D.E. Shaw Debt or otherwise. The Loan Parties have delivered to the Administrative Agent true, complete and correct copies of the principal D.E. Shaw Debt Conversion Documents (including all schedules, exhibits, annexes, amendments, supplements and modifications thereto). The D.E. Shaw Debt Conversion Documents as originally executed and delivered by the parties thereto have not been amended, waived, supplemented or modified in any material respect. No D.E. Shaw Debt Conversion Document prohibits the Borrowing of the Loans or the issuance of Letters of Credit hereunder. No default (or event or condition, which after notice or lapse of time, or both, would constitute a default) exists under any D.E. Shaw Debt Conversion Document. Each of the representations and warranties given by the Loan Parties in the D.E. Shaw Debt Conversion Documents is true and correct in all material respects as of the date given thereunder.

          SECTION 3.22. Broker’s and Transaction Fees. No Loan Party has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fees in connection with the Transactions, except that eToys is obligated to pay to Financo, Inc. a cash fee of $1,250,000 in connection with the Merger.
          SECTION 3.23. Title; Real Property.
               (a) Each Loan Party has good and marketable title to, or valid leasehold interests in, all real or immovable property and good title to all personal or movable property, in each case that is purported to be owned or leased by it, including those reflected on the most recent financial statements delivered by the Loan Parties or purported to have been acquired by any Loan Party after the date of such financial statements (except as sold or otherwise disposed of since such date as permitted by this Agreement), and none of such properties and assets is subject to any Lien, except Liens permitted under Section 6.02. The Loan Parties have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Loan Parties’ right, title and interest in and to all such property that is included in the Borrowing Base.
               (b) Set forth on Schedule 3.23 is a complete and accurate list of all real or immovable property owned, leased, licensed or otherwise used in the operations of the business of each Loan Party and showing the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner (if owned) or leasehold interest holder and, (if leased) lessee or other user thereof. Each of such leases and subleases is valid and enforceable in accordance with its terms (except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws) and is in full force and effect, and to each Loan Party’s knowledge, no default by any party to any material lease or material sublease exists.
          SECTION 3.24. Environment. Except as set forth on Schedule 3.24:
               (a) The operations of each Loan Party are and since its formation have been in compliance with all applicable Environmental Laws, other than (i) any past non-compliance for which there are no remaining obligations or liabilities, and (ii) non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in a Material Adverse Effect.
               (b) No Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities is attached to any property of any Loan Party and, to the knowledge of any Loan Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.
               (c) No Loan Party has caused or suffered to occur a Release of Hazardous Materials on, at, in, under, above, to, or from any real or immovable property of any Loan Party and each such real or immovable property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.
               (d) No Loan Party, or to its knowledge, any corporate predecessor, (i) is or has been engaged in operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Environmental Liabilities, except as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

               (e) To the extent requested by the Administrative Agent, each Loan Party has made available to the Administrative Agent copies of the environmental reports, reviews and audits and other documents pertaining to actual or potential Environmental Liabilities set forth on Schedule 3.24.
          SECTION 3.25. Insurance. The certificates of insurance delivered to the Administrative Agent by the Loan Parties on or prior to the Effective Date set forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. Each insurance policy listed in such certificates of insurance is in full force and effect as of the Effective Date and all premiums in respect thereof that are due and payable as of the Effective Date have been paid.
          SECTION 3.26. Deposit Accounts. Schedule 3.26 lists all banks and other financial institutions at which any Loan Party or any of its Subsidiaries maintains Deposit Accounts as of the Effective Date, including any Payment Accounts, and such Schedule correctly identifies the name of each depository, the name in which the account is held, a description of the purpose of the account and the complete account number therefor.
          SECTION 3.27. Customer and Trade Relations. Except as set forth on Schedule 3.27, as of the Effective Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party or any of its Subsidiaries with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Loan Party or Subsidiary; or the business relationship of any Loan Party or any of its Subsidiaries with any supplier material to its operations.
          SECTION 3.28. Processors. As of the Effective Date, and after giving effect to the Transactions, Schedule 3.28 lists all Processors that provide any Loan Party with credit card or debit card processing services, and such Schedule correctly identifies the name and address of each Processor, and the name in which such services are provided. True and complete copies of each agreement listed on Schedule 3.28 have been delivered to the Agent, together with all amendments, waivers and other modifications thereto. All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Loan Party that is a party thereto and, to the best knowledge of the Loan Parties, binding upon the other parties thereto in accordance with their terms. The Loan Parties are not in default under any such agreements, which default could have a Material Adverse Effect.
          SECTION 3.29. Patriot Act. Each Loan Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV
CONDITIONS
          SECTION 4.01. Effective Date. The obligations of the Lenders to make the initial Loans and the obligation of the Issuing Bank to provide or assist the Borrowers in obtaining initial Letters of Credit hereunder shall become effective on the date on which, in addition to the satisfaction of the conditions precedent set forth in Section 4.02, each of the following conditions is satisfied (or waived in accordance with Section 9.03):
               (a) Executed Loan Documents. This Agreement, the Collateral Documents and the other Loan Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Effective Date. The Collateral Agent on behalf of the Secured Parties shall, upon the filing of the applicable documentation, have a security interest in the Collateral of the type and priority described in each Collateral Document.
               (b) Certified Organizational Documents, Etc. The Administrative Agent shall have received each of the following documents, all of which shall be reasonably satisfactory in form and substance to the Administrative Agent:
          (i) certified copies of the certificate of incorporation, certificate of limited partnership, or comparable organizational document of each Loan Party, with all amendments, if any, certified by the appropriate Governmental Authority, and the bylaws, regulations, operating agreement or similar governing document of each Loan Party, in each case certified by the corporate secretary, general partner or comparable authorized representative of such Loan Party, as being true and correct and in effect on the Effective Date;
          (ii) certificates of incumbency and specimen signatures with respect to each Person authorized to execute and deliver this Agreement and the other Loan Documents on behalf of each Loan Party and each other Person executing any document, certificate or instrument to be delivered in connection with this Agreement and the other Loan Documents and, in the case of each Borrower, to request Borrowings and the issuance of Letters of Credit;
          (iii) a certificate evidencing the existence of and good standing of each Loan Party from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business; and
          (iv) certified copies of all resolutions adopted and actions taken by each Loan Party to authorize the execution, delivery, and performance of this Agreement, the other Loan Documents, and the Borrowings and the issuance of Letters of Credit, as applicable;
               (c) Certificates. The Administrative Agent shall have received each of the following documents, all of which shall be reasonably satisfactory in form and substance to the Administrative Agent:
          (i) a certificate of each Loan Party dated the Effective Date and signed by a Financial Officer:
          (A) stating that all of the representations and warranties made or deemed to be made under the Loan Documents are true and correct as of the

Effective Date (or if made with respect to another date, as of such other date), and
          (B) stating that no Default or Event of Default exists at the time of and immediately after giving effect to such Borrowing,
          (ii) a certificate from the chief financial officer of each Loan Party dated the Effective Date, certifying that such Loan Party, after giving effect to the consummation of the Transactions occurring on the Effective Date, is Solvent;
          (iii) a Borrowing Base Certificate effective as of the Business Day preceding the day such initial Loans are to be funded or any such Letter of Credit is to be issued;
          (iv) A certificate setting forth the Deposit Accounts of the Borrowers (the “Funding Accounts”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
               (d) Letter of Credit Deliverables. With respect to any Letter of Credit to be issued on the Effective Date, all documentation required by Section 2.07, duly executed;
               (e) Opinions of Counsel. Signed opinions of counsel for the Loan Parties addressed to the Agents and the Lenders and dated the Effective Date, opining as to such matters in connection with this Agreement, the Collateral Documents, the other Loan Documents and the Transactions as the Agents may reasonably request, each such opinion to be in a form, scope, and substance reasonably satisfactory to the Agents and their counsel;
               (f) Insurance Certificates. The Agents shall have received, in form, scope and substance reasonably satisfactory to the Agents, insurance certificates or policies with respect to all insurance required to be maintained pursuant to the Loan Documents identifying the Collateral Agent as loss payee and/or additional insured, as applicable;
               (g) Perfection Certificate. The Collateral Agent shall have received a Perfection Certificate with respect to each Loan Party dated the Effective Date and duly executed by an Authorized Officer of each such Loan Party, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) reasonably requested by the Agents, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens evidenced by any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.
               (h) Blocked Account and Deposit Account Control Agreements. The Collateral Agent shall have received, in form and substance reasonably satisfactory to the Agents, duly executed Blocked Account Agreements and Deposit Account Control Agreements as required by this Agreement with respect to the deposit accounts maintained by the Loan Parties.
               (i) Landlord Waivers and Consents. The Borrowers shall have caused to be delivered to the Collateral Agent landlord waivers and consents, each in a form reasonably satisfactory to the Collateral Agent, from the landlords with respect to the real properties leased by the Loan Parties in each of the following locations: (i) Pittsfield, MA, (ii) Blairs, VA or (iii) Pittsylvania County, VA.

               (j) Website Consent Agreements. The Loan Parties and each entity providing web hosting, database management or maintenance, disaster recovery or related services to any Loan Party shall have entered into a Website Consent Agreement in favor of the Administrative Agent with respect thereto, in form and substance reasonably satisfactory to the Administrative Agent.
               (k) Domain Name Matters. The Administrative Agent shall have received a power of attorney executed by each applicable Loan Party appointing the Agent as such Loan Party’s attorney-in-fact to transfer such Loan Party’s Domain Names upon the occurrence and during the continuance of an Event of Default, which power of attorney shall be in form and substance reasonably satisfactory to the Administrative Agent.
               (l) Processor Control Agreements. The Loan Parties and each Processor providing any credit or debit card processing services to any Loan Party shall have entered into Processor Control Agreements with respect thereto, in form and substance reasonably satisfactory to the Administrative Agent.
               (m) Financial Statements.
          (i) The Administrative Agent and Lenders shall have received and be reasonably satisfied with the form of monthly pro forma consolidated profit and loss statements, balance sheets and cash flow projections (including detailed capital expenditures) for the first two full years after the Effective Date for the Loan Parties (the “Pro Forma Information”), and such Pro Forma Information, taken as a whole, shall not be inconsistent in a material and adverse manner with any pro forma information or projections delivered to the Administrative Agent and Lenders prior to the Effective Date. The Pro Forma Information shall have been prepared based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made and shall contain adequate text explaining the significant assumptions on which they were based.
          (ii) The Administrative Agent and Lenders shall have received the financial statements and reports referred to in Sections 3.04(b) and (c) and such financial statements and reports shall not be materially inconsistent with the financial statements and reports previously provided to the Administrative Agent and Lenders prior to the Effective Date. The Administrative Agent shall be satisfied that no Material Adverse Effect has occurred since February 3, 2007.
               (n) Consummation of the Merger.
          (i) all conditions precedent to the consummation of the Merger, including those set forth in the Merger Documents, shall have been satisfied or the fulfillment of any such conditions shall have been waived;
          (ii) the Merger shall have been consummated in accordance with applicable laws and the terms of the Merger Documents in all material respects;
          (iii) the Administrative Agent shall have received copies of the principal Merger Documents and the same shall be reasonably satisfactory to the Administrative Agent and shall be in full force and effect and shall not have been amended, modified or supplemented;

          (iv) the certificate of merger with respect to the Merger shall have been filed with the appropriate Governmental Authority having primary jurisdiction over affairs of corporations in Delaware and the Merger shall have become effective; and
          (v) the Administrative Agent shall have received a certificate of the chief executive officer or the chief financial officer of BabyUniverse to the effect that the conditions set forth in clauses (i) through (iv) above have been satisfied.
               (o) Consummation of the D.E. Shaw Debt Conversion.
          (i) all conditions precedent to the consummation of the D.E. Shaw Debt Conversion, including those set forth in the D.E. Shaw Debt Conversion Documents, shall have been satisfied or the fulfillment of any such conditions shall have been waived;
          (ii) the D.E. Shaw Debt Conversion shall have been consummated in accordance with all applicable laws and the D.E. Shaw Debt Conversion Documents in all material respects and all principal, interest, fees and other amounts payable under the D.E. Shaw Debt Documents shall have been converted to Capital Stock of eToys Direct pursuant to the D.E. Shaw Debt Conversion Documents (and then into Capital Stock of BabyUniverse pursuant to the Merger Documents) and the Loan Parties shall have been irrevocably authorized to file termination statements and releases with respect to all Liens securing the D.E. Shaw Debt;
          (iii) the Administrative Agent shall have received copies of the principal D.E. Shaw Debt Conversion Documents and the same shall be reasonably satisfactory to the Administrative Agent and shall be in full force and effect and shall not have been amended, modified or supplemented; and
          (iv) the Administrative Agent shall have received a certificate of the chief executive officer or the chief financial officer of BabyUniverse to the effect that the conditions set forth in clause (i) through (iii) above have been satisfied.
               (p) BabyUniverse Private Placement. Prior to the Effective Time, (i) BabyUniverse shall have entered into the BabyUniverse Private Placement Documents, each of which shall constitute a binding written agreement of each of the parties thereto, (ii) the Administrative Agent shall have received copies of the BabyUniverse Private Placement Documents, (iii) the BabyUniverse Private Placement shall have been consummated in accordance with the BabyUniverse Private Placement Documents and a portion of the cash proceeds of the BabyUniverse Private Placement shall have been applied to repay all outstanding Indebtedness of the BabyUniverse Loan Parties (other than Indebtedness permitted to remain outstanding after the Effective Date under Section 6.01) and (iv) the Administrative Agent shall have received a certificate of the chief executive officer or the chief financial officer of BabyUniverse, in form and substance satisfactory to the Administrative Agent, to the effect that conditions set forth, in the preceding clauses (i) through (iii) have been satisfied.
               (q) [Reserved].
               (r) [Reserved].
               (s) Notices Pursuant to Collateral Documents; Licensor Consents. The Collateral Agent shall have received a copy of all notices required to be sent and other documents required to be executed under the Collateral Documents, each of which shall be reasonably satisfactory in form and substance to the Collateral Agent.

               (t) Discharge of Liens. The Agents shall have received evidence that all Liens (other than Liens permitted pursuant to Section 6.02) affecting the assets of the Loan Parties have been or will be discharged on or before the Effective Date.
               (u) Possessory Collateral. The Collateral Agent shall have received all possessory collateral required pursuant to the Collateral Documents, duly endorsed in a manner reasonably satisfactory to the Collateral Agent indicating the Collateral Agent’s security interest therein.
               (v) No Other Indebtedness. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, neither BabyUniverse nor any Subsidiary shall have any outstanding Indebtedness other than (a) Indebtedness outstanding under this Agreement, and (b) Indebtedness permitted by Section 6.01.
               (w) Material Agreements. The Administrative Agent shall have received copies of all Material Agreements and the same shall be reasonably satisfactory in form and substance to the Administrative Agent.
               (x) Fees and Expenses. The Borrowers shall have paid all fees and expenses of the Agents reasonably incurred in connection with any of the Loan Documents and the transactions contemplated thereby in each case to the extent invoiced.
               (y) Audits and Appraisals.
          (i) The Administrative Agent or its Affiliates shall have conducted a field examination of the BabyUniverse Loan Parties’ assets, liabilities, cash management systems, books and records, and the results of such field examination shall be reasonably satisfactory to the Administrative Agent in all respects; and
          (ii) The Administrative Agent shall have received appraisals conducted on certain Inventory of the BabyUniverse Loan Parties, and the results of such appraisals shall be reasonably satisfactory to the Administrative Agent in all respects.
               (z) USA PATRIOT Act. The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the reasonable satisfaction of the Administrative Agent.
               (aa) Governmental and Third Party Approvals. All governmental and third party approvals relative to the Loan Parties necessary in connection with this Agreement or the Transactions shall have been obtained and be in full force and effect, and all waiting periods relative to the Loan Parties shall have expired without any action being taken or threatened by any authority that would restrain or otherwise impose adverse conditions on this Agreement.
               (bb) Such other documents and instruments as the Agents or any Lender may reasonably request.
The acceptance by the Borrowers of any Loans made or Letters of Credit issued on the Effective Date shall be deemed to be a representation and warranty made by the Borrowers to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied (other than such conditions that are subject to the satisfaction of the Lenders or Agents), with the same effect as delivery to the Agents and the Lenders of a certificate signed by an Authorized Officer of the Borrowers, dated the Effective Date, to such effect. Execution and delivery to the Administrative Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 4.01 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Administrative Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on an Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 4.01, and (iii) all documents sent to such Lender for approval, consent, or satisfaction were acceptable to such Lender.
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including without limitation, the initial Loans to be made on the Effective Date), and the issuance of any Letter of Credit (including any extension or amendment thereto), in each case, is subject to the satisfaction of the following conditions:
               (a) The representations and warranties of the Borrowers set forth in this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, as the case may be, except (i) to the extent that any such representation or warranty specifically refers to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, subject to the materiality qualification contained therein, and (iii) that for purposes of this Section 4.02, the representations and warranties contained in Section 3.04(b) shall be deemed to refer to the most recent financial statements delivered pursuant to Sections 5.01(a), (b) and (c).
               (b) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
               (c) After giving effect to any Borrowing (other than the Borrowing occurring on the Effective Date), the Borrowers shall have Availability of at least $1.00.
               (d) In the case of any such Borrowing, the Administrative Agent shall have received a Borrowing Request pursuant to Section 2.03 (or shall be deemed to have received a request for a Borrowing under Section 2.19, as applicable) and, in the case of any such Letter of Credit, the Administrative Agent and Issuing Bank shall have received all documentation pursuant to Section 2.07(e).
Each such Borrowing or issuance shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in Sections 4.02(a), (b), (c) and (d).
ARTICLE V
AFFIRMATIVE COVENANTS
          Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all other Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) shall have been paid in full and no Letter of Credit remains outstanding, the Loan Parties jointly and severally covenant and agree with the Administrative Agent, the Collateral Agent and the Lenders that:
          SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Loan Parties will furnish to the Administrative Agent:

               (a) within ninety (90) days after the end of each Fiscal Year, the audited consolidated and unaudited consolidating balance sheet of BabyUniverse and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, together with unaudited business segment reporting to the extent required by GAAP and the Securities and Exchange Commission, setting forth in each case in comparative form the figures for the previous Fiscal Year, which in the case of such consolidated financial statements shall be reported on by independent public accountants of recognized national standing (without a “going concern” qualification, paragraph of emphasis or explanatory note or any like qualification, explanation or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the BabyUniverse and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;
               (b) within 45 days after the end of each of the first three Fiscal Quarters, the consolidated and consolidating balance sheet of BabyUniverse and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, together with unaudited business segment reporting to the extent required by GAAP and the Securities and Exchange Commission, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of BabyUniverse and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
               (c) within thirty (30) days after the end of each Fiscal Month of the Borrowers, the unaudited consolidated and consolidating balance sheet of BabyUniverse and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of BabyUniverse and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
               (d) concurrently with any delivery of financial statements under clauses (a), (b) or (c) above, a certificate of a Financial Officer of the Administrative Borrower in substantially the form of Exhibit C (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11, 6.12 and 6.13, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 which affects the financial statements accompanying such certificate and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
               (e) [Reserved];
               (f) not less than thirty (30) days prior to the end of each Fiscal Year, a copy of the financial plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement and projected Borrowing Base Certificates) of the Borrowers for each month of the immediately succeeding Fiscal Year in form reasonably satisfactory to the Administrative Agent;

               (g) as soon as available but in any event (i) within ten (10) days of the end of each calendar month during the period from January through May of each calendar year, (ii) within three (3) days of the end of each calendar week during the period from June through December of each calendar year and (iii) at such other times as may be reasonably requested by the Administrative Agent, in each case as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, provided that, during the period from January through May of each calendar year, in addition to the requirement set forth in clause (i) of this Section 5.01(g), the Borrowers will be required to furnish a Borrowing Base Certificate and supporting information in connection therewith to the Administrative Agent and each Lender two Business Days prior to the date of any Borrowing, as of the period then ended;
               (h) concurrently with the delivery of each Borrowing Base Certificate and supporting information required to be delivered pursuant to Section 5.01(g), and at such other times as may be reasonably requested by the Administrative Agents, in each case as of the period then ended:
          (i) a detailed aging of the Borrowers’ Accounts (which aging shall list separately all Credit Card Receivables, Accounts owing from Amazon.com and Accounts owing from any Applicable Partners other than Amazon.com) (1) including all invoices aged by invoice date and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;
          (ii) a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit (including a separate listing of Eligible In-Transit Inventory and Inventory in transit which does not constitute Eligible In-Transit Inventory), Inventory in transit backed by letters of credit (including a separate listing of Eligible LC Inventory and Inventory backed by letters of credit which does not constitute Eligible LC Inventory), any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process (including a separate listing of all My Twinn doll parts work-in-process) and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent have previously indicated to the Borrowers are deemed by the Administrative Agent to be appropriate in their Permitted Discretion, (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers), and (3) reconciled to the Borrowing Base Certificate delivered as of such date; and
          (iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Partner Receivables (including separate calculations for Eligible Amazon Partner Receivables and Eligible Non-Amazon Partner Receivables), Eligible Inventory, Eligible In-Transit Inventory and Eligible LC Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Amazon Partner Receivables, Eligible Non-Amazon Partner Receivables, Eligible Inventory, Eligible In-Transit Inventory and Eligible LC Inventory and the reason for such exclusion;
               (i) promptly upon the reasonable request of the Administrative Agent at any time when any Loans or Letters of Credit are outstanding:

    (i) copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
    (ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party;
    (iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties; and
    (iv) a list for the Loan Parties and their Subsidiaries of all Applicable Partners, all internet retailers through which the Loan Parties and their Subsidiaries sell products and which would constitute Applicable Partners but for the fact that such retailers have not been approved by the Administrative Agent in accordance with the definition of “Applicable Partners” and all Processors, with the name, mailing address and phone number of each such Applicable Partner, other internet retailer or Processor, as applicable;
          (j) at such times as may be requested by the Administrative Agent, as of the period then ended, the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;
          (k) as soon as possible and in any event within twenty (20) days of filing thereof, copies of all tax returns filed by any Loan Party with the Internal Revenue Service;
          (l) as soon as possible and in any event within two-hundred and seventy days after the close of the Fiscal Year, a statement of the unfunded liabilities of each Plan, certified as correct by an actuary enrolled under ERISA;
          (m) [Reserved];
          (n) together with the delivery of the annual financial statements with respect to the preceding Fiscal Year pursuant to paragraph (a) above, a certificate of an Authorized Officer updating the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this paragraph (n);
          (o) within ten (10) days after the end of each fiscal month, and at such other times as may be reasonably requested by the Administrative Agent, in each case, as of the period then ended:
     (i) a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) of paragraph (h) above;
     (ii) a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement;
     (iii) a schedule detailing the obligations of each Borrower and each of the Borrowers’ Subsidiaries in respect of any Swap Agreement (for purposes of this subsection, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time); and

          (iv) a schedule and aging of the Borrowers’ accounts payable;
               (p) together with the financial statements delivered pursuant to each of Sections 5.01(a) and (b), a management discussion and analysis that includes a comparison to budget for that fiscal year or fiscal quarter, as applicable, and a comparison of performance for that fiscal year or fiscal quarter to the corresponding period in the prior year;
               (q) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be; and
               (r) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02. Notices of Material Events. The Loan Parties will furnish to the Administrative Agent prompt written notice of the following:
               (a) the occurrence of any Default or Event of Default;
               (b) the assertion by the holder of any Indebtedness of any Loan Party in excess of $100,000 that any default exists with respect thereto or that any Loan Party is not in compliance therewith;
               (c) receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party that: (i) seeks damages in excess of $100,000; (ii) seeks injunctive relief, alleges criminal misconduct or the violation of any law by any Loan Party or involves any product recall, in each case which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or (iii) alleges that the use by any Loan Party of any patent, trademark, Domain Name or Website infringes upon the rights of any Person or otherwise challenges any Loan Party’s claim of ownership in or right to use any Website or Domain Name, any Loan Party’s right to register any Website or Domain Name owned by the Loan Parties, or its right to keep and maintain such registration in full force and effect;
               (d) any Lien (other than Permitted Encumbrances and Liens permitted under Section 6.02(f)) securing a claim or claims made or asserted against any of the Collateral;
               (e) commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $100,000;
               (f) the opening of any new Deposit Account by any Loan Party with any bank or other financial institution;
               (g) any loss, damage, or destruction to the Collateral in the amount of $100,000 or more, whether or not covered by insurance;
               (h) the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such accountants;

               (i) any and all default notices sent or received under or with respect to (i) any leased location or (ii) public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);
               (j) all material amendments to any lease with respect to real property leased by any Loan Party, together with a copy of each such amendment;
               (k) promptly after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Borrower or any of their Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;
               (l) the occurrence of any ERISA Event or underfunding of any Non-U.S. Plan that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability for the Loan Parties and their Subsidiaries greater than $100,000; and
               (m) (i) the occurrence of unpermitted Releases of Hazardous Material of which any Loan Party is aware, (ii) the receipt by any Loan Party of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (iii) the commencement of, or any material change to, any action, investigation, suit, proceeding, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (i), (ii) and (iii) (and, in the case of clause (iii), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $100,000;
               (n) any change in any of the Loan Parties’ Domain Names which would be reasonably expected to result in a Material Adverse Effect or any cancellation, lapse, termination or transfer of any Domain Name of any Loan Party; and
               (o) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
          Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other Authorized Officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.
          SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause its Subsidiaries to, pay or discharge when due all Material Indebtedness and all other material liabilities and obligations, including taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party and its Subsidiaries have set aside on their books adequate reserves with respect thereto in accordance with GAAP, (c) such liabilities would not result in aggregate liabilities in excess of $50,000 and (d) none of the Collateral becomes subject to forfeiture or loss as a result of the contest.

          SECTION 5.05. Maintenance of Properties and Intellectual Property Rights. Each Loan Party will, and will cause its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition sufficient and advisable for the ordinary operations of such Loan Party, and (b) obtain and maintain in effect at all times all material franchises, governmental authorizations, intellectual property rights, licenses and permits, which are necessary for it to own its property or conduct its business as conducted on the date of this Agreement.
          SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in conformity with GAAP and all requirements of law. The Loan Parties shall implement by January 31, 2008 and shall at all times thereafter maintain an automated account receivable reporting system reasonably satisfactory to the Administrative Agent. Each Loan Party will, and will cause its Subsidiaries to, permit any representatives or independent contractors designated by the Agents, upon reasonable prior notice, at the expense of the Borrowers, to visit and inspect during normal business hours its properties, to inspect and verify the Collateral, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that such inspections shall be limited to twice per calendar year so long as no Default or Event of Default exists. After the occurrence and during the continuance of any Event of Default, each Loan Party will use commercially reasonable efforts to provide the Agents and each Lender with access to its suppliers. In addition to and not in limitation of any other inspection rights set forth above in this Section 5.06, each Loan Party will, and will cause its Subsidiaries to, permit the Agents or any representatives designated by the Agents (including any third party consultants, accountants, lawyers and appraisers) to conduct, at the Loan Parties’ sole cost and expense, up to two commercial field examinations of the business, operations and assets of the Loan Parties, including without limitation, the assets including in the Borrowing Base, in each twelve month period following the Effective Date; provided, however, that during the time that a Default or an Event of Default has occurred and is continuing the Agents may conduct, at the Loan Parties’ sole cost and expense, field examinations with greater frequency and at such additional time or times as the Agents may determine. The Loan Parties acknowledge, that the Agents, after exercising their right of inspection and right to conduct or cause to be conducted commercial field examinations, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agents and the Lenders.
          SECTION 5.07. Compliance with Laws. Each Loan Party will, and will cause its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only (i) to pay fees and expenses in connection with the Merger and the Transactions and (ii) for working capital needs and general corporate purposes of the Borrowers and the other Loan Parties. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or any other regulations of the Board or a violation of the Securities and Exchange Act of 1934, in each case as in effect on the date of the making of such Loan and such use of proceeds. Letters of Credit will be issued only to support the working capital needs and general corporate purposes of the Borrowers and the other Loan Parties.
          SECTION 5.09. Insurance. Each Loan Party will, and will cause its Subsidiaries to, maintain with financially sound and reputable carriers against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability; and (v) and such other hazards, as is customary in the business of such Person. All such insurance shall be in amounts, cover such assets and be under policies reasonably acceptable to the Agents. All policies covering the casualty of the Collateral are to be made payable to the Collateral Agent for the benefit of the Secured Parties, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Secured Parties’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Agents, with the loss payable and additional insured endorsement in favor of the Collateral Agent, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation and that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Loan Party which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. The Loan Parties will not, and will not permit their Subsidiaries to, use or permit any property to be used in any manner which would be reasonably likely to render inapplicable any insurance coverage. The Borrowers will cause any insurance or condemnation proceeds received by any Loan Party to be immediately forwarded to the Collateral Agent and the Collateral Agent shall remit such proceeds to the Administrative Agent to be applied to the reduction of the Obligations in accordance with Section 2.12. Original policies or certificates thereof reasonably satisfactory to the Agents evidencing such insurance shall be delivered to the Agents at least 30 days prior to the expiration of the existing or preceding policies.
          SECTION 5.10. Appraisals. At any time that the Administrative Agent or Collateral Agent requests, each Borrower will, and will cause each other Loan Party to, at the sole expense of the Loan Parties, provide the Agents with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Agents, and prepared on a basis satisfactory to the Agents, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, if no Default or Event of Default shall have occurred and be continuing, only two (2) such appraisals or updates per calendar year shall be conducted; provided, further, that either Agent may require appraisals or updates more frequently at its own expense.
          SECTION 5.11. Additional Collateral; Further Assurances.
               (a) The Loan Parties will, unless the Required Lenders otherwise consent, cause each of their Subsidiaries (excluding any Non-U.S. Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing this Agreement through a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Party hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents, and (ii) will grant Liens to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, in any property of such Loan Party which constitutes Collateral.
               (b) Each Loan Party will cause (i) 100% of the issued and outstanding Capital Stock of each of its domestic Subsidiaries to be subject at all times to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Collateral Agent shall reasonably request, and (ii) 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Non-U.S. Subsidiary directly owned by any Borrower or any Subsidiary to be subject at all times to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Collateral Agent shall reasonably request; provided that if, as a result of a change in applicable law after the date hereof, a pledge of a greater percentage than 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) could not reasonably be expected to cause (1) undistributed earnings of such Non-U.S. Subsidiary (as determined for federal income tax purposes) to be treated as a deemed dividend to such Non-U.S. Subsidiary’s domestic parent or (2) other material adverse tax consequences, then the Borrowers will take steps to cause such greater percentage to be subject to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent.
               (c) Without limiting the foregoing, each Loan Party will, and will cause each subsidiary of a Loan Party which is required to become a Loan Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Agents such documents and agreements, and will take or cause to be taken such actions as any Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, including but not limited to all items of the type required by Section 4.01 (as applicable).
          SECTION 5.12. Bank as Depository. Each Loan Party (other than the BabyUniverse Loan Parties) shall maintain its master Payment Account and its other primary Deposit Accounts with UMB Bank, N.A., and shall utilize UMB Bank, N.A. as its principal depository bank, including for the maintenance of administrative, cash management, collection activity, and other Deposit Accounts for the conduct of its business. Each of the BabyUniverse Loan Parties shall maintain its master Payment Account and its other primary Deposit Accounts with Wachovia Bank, National Association or UMB Bank, N.A., and shall utilize Wachovia Bank, National Association or UMB Bank, N.A. as its principal depository banks, including for the maintenance of administrative, cash management, collection activity, and other Deposit Accounts for the conduct of its business. Notwithstanding the foregoing, the Loan Parties may maintain Deposit Accounts (other than Payment Accounts) with banking institutions other than UMB Bank, N.A. and Wachovia Bank, National Association, in each case, subject to the terms and conditions of Section 5.13.
          SECTION 5.13. Cash Management.
               (a) On or before the Effective Date, each Loan Party (other than the BabyUniverse Loan Parties) shall (i) execute and deliver and cause each Clearing Bank to execute and deliver to the Collateral Agent a Blocked Account Agreement for each Payment Account of each such Loan Party and (ii) instruct each Account Debtor of each such Loan Party to remit by wire transfer of immediately available funds all payments in respect of all Accounts of such Account Debtor to a Payment Account. Each Borrower agrees that it will not alter or revoke such instructions to Account Debtors or otherwise cause such payments to be redirected without the prior written consent of the Administrative Agent. If notwithstanding the foregoing instructions, any Loan Party receives any Payments, such Loan Party shall receive such Payments as the Agents’ trustee, and shall immediately deposit all such Payments received by it to a Payment Account. Within sixty (60) days after the Effective Date, each BabyUniverse Loan Party shall establish and at all times thereafter maintain in full force and effect such cash management procedures and arrangements and enter into and cause each applicable depository institution to enter into such Blocked Account Agreements as the Administrative Agent may reasonably require, all in a manner and on terms reasonably satisfactory to the Administrative Agent.
               (b) Each Payment Account shall at all times be under the sole dominion and control of the Collateral Agent and shall be subject to a Blocked Account Agreement in favor of the Collateral Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from any Payment Account and (ii) the funds on deposit in all Payment Accounts shall at all times continue to be collateral security for all of the obligations of the Loan Parties hereunder and under the other Loan Documents. Each Blocked Account Agreement shall require wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the Obligations hereunder and under the other Loan Documents have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Payment Account net of such minimum balance (not to exceed $10,000 per account), if any, required by the banking institution at which such Payment Account is maintained to an account maintained by the Collateral Agent with a bank specified by the Collateral Agent (the “Collection Account”). Each Loan Party agrees that it will not cause proceeds of any Payment Account to be otherwise redirected. Before opening or replacing any Payment Account, each Loan Party shall obtain the Administrative Agent’s consent in writing and, in the case of the opening of any such Payment Account, execute and deliver and cause the banking institution at which any such Payment Account is to be opened to execute and deliver to the Collateral Agent a Blocked Account Agreement with respect to such Payment Account.
               (c) All collected amounts remitted to the Collection Account shall be distributed and applied on a daily basis in accordance with Section 2.11(b). The Collection Account shall at all times be under the sole dominion and control of the Collateral Agent. Each Loan Party hereby acknowledges and agrees that (x) such Loan Party has no right of withdrawal from the Collection Account, (y) the funds on deposit in the Collection Account shall at all times continue to be collateral security for all of the obligations of the Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Collection Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 5.13, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Collection Account, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any Deposit Account of such Loan Party and shall promptly be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.
               (d) On or before the Effective Date, each Loan Party shall execute and deliver and cause each banking institution at which such Loan Party maintains any Deposit Account (other than a Payment Account and subject to the proviso below) to execute and deliver to the Collateral Agent a Deposit Account Control Agreement for each Deposit Account of each such Loan Party, which Deposit Account Control Agreement shall provide the Collateral Agent with the right, at any time following the occurrence and during the continuance of an Event of Default, in addition to all other rights provided herein and in the other Loan Documents, to direct the banking institution at which such Deposit Account is maintained to follow all instructions given to such banking institution by the Collateral Agent, including without limitation, instructions regarding the transfer of funds held in such Deposit Account; provided that, the Loan Parties shall be permitted to maintain Deposit Accounts (other than Payment Accounts) that are not subject to Deposit Account Control Agreements so long as the aggregate amount of funds on deposit in (x) each such Deposit Account of any Loan Party does not exceed $10,000 during any period of more than 72 consecutive hours, and (y) all such Deposit Accounts of the Loan Parties does not exceed $50,000 during any period of more than 72 consecutive hours. Before opening or replacing any Deposit Account (other than a Payment Account (which shall not be opened or replaced unless the Loan Parties comply with Section 5.13(b) above)), each Loan Party shall obtain the Administrative Agent’s consent in writing and, in the case of the opening of any Deposit Account (other than a Deposit Account for which the aggregate amount on deposit shall at all times satisfy the requirements set forth in the proviso to the foregoing sentence), execute and deliver and cause the banking institution at which any such Deposit Account is to be opened to execute and deliver to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account.
          SECTION 5.14. Processors. The Loan Parties (a) shall comply in all material respects with all obligations of the Loan Parties under each credit or debit card processing agreement to which any Loan Party is a party, (b) shall maintain each credit or debit card processing agreement set forth on

Schedule 3.28 in full force and effect and take or cause to be taken all actions necessary to maintain, preserve and protect the rights and interests of the Administrative Agent with respect to all such agreements, (c) shall cause all Processors providing any credit card or debit card processing services for or on behalf of any Loan Party to enter into a Processor Control Agreement with respect thereto, in form and substance satisfactory to the Administrative Agent and (d) shall not enter into any other credit or debit card processing agreements with any Processor (other than the agreements set forth on Schedule 3.28) or consent to any amendment, supplement or waiver of any credit or debit card processing agreement without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
          SECTION 5.15. Environmental Matters. In the event of any Release that triggers reporting obligations under any applicable Environmental Laws and that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, at the request of the Administrative Agent, the Borrowers, at their own expense, shall provide to the Lenders within ninety (90) days after the Release an environmental site assessment report of the property(ies) where such a Release has taken place or that has otherwise been impacted by the Release, by an environmental consulting firm chosen by the Borrowers and reasonably acceptable to the Administrative Agent, addressing the Release, the proposed cleanup, response or remedy and the associated cost. Not limiting the generality of the immediately preceding two sentences, if the Administrative Agent determines that a material environmental risk exists, the Administrative Agent may independently retain an environmental consulting firm to conduct an environmental site assessment of the property(ies) and the Borrowers hereby grant, and agree to cause any Subsidiary that owns such property(ies) to grant, access to the property(ties) upon reasonable notice to the Administrative Borrower, subject to the rights of tenants, during normal business hours, provided, however, that no testing, sampling or other invasive investigation shall be performed as part of such environmental site assessment.
          SECTION 5.16. Post-Closing Obligations. The Loan Parties shall comply with each requirement set forth in the Post-Closing Letter on or before the date referred to in the Post-Closing Letter with respect to such requirement.
          SECTION 5.17. Maintenance of Websites and Domain Names. The Loan Parties (a) shall take all actions customarily taken by companies engaged in the same or similar business to maintain, preserve and protect their rights and interests and the rights and interests of the Agents with respect to all Websites and Domain Names of the Loan Parties, including without limitation, making all necessary filings, registrations and applications with the appropriate domain name registrars and paying all fees, costs and expenses associated therewith, (b) shall maintain the effectiveness of all owned Domain Name registrations with an ICANN-accredited domain name registrar and shall not permit any such registrations to lapse or to be cancelled, abandoned or terminated, (c) shall provide written notice to the Agents of the Loan Parties’ registration of any additional Domain Name (other than the Domain Names set forth on Schedule 3.05(b)) within 30 days after such registration and, upon the request of the Administrative Agent, execute and deliver or cause to be executed and delivered to the Administrative Agent documentation with respect to such Domain Name comparable to that provided on the Effective Date pursuant to Section 4.01(k), (d) shall not transfer the registration of any Domain Name from any domain name registrar to any other domain name registrar, (e) shall comply in all material respects with all of the Loan Parties’ obligations under all Website Agreements, shall maintain the effectiveness of all Website Agreements material to the business or operations of the Loan Parties and shall not consent to any modification, supplement or waiver of any term or provision of any (A) Website Agreement with respect to which the Agents have received a Website Consent Agreement or (B) any Website Agreement (other than any Website Agreement referred to in the foregoing clause (A)) material to the business or operations of the Loan Parties, unless such modification, supplement or waiver is not adverse to the rights or interests of Agents and the Lenders and the Loan Parties have reasonably determined that such modification, supplement or waiver is in the best interests of the business of the Loan Parties, (f) shall at all times maintain in full force and effect Website Agreements material to the business or operations of the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, with a web hosting company and with other internet service providers reasonably acceptable to the Administrative Agent pursuant to which such Persons shall provide web hosting, database management and maintenance and disaster recovery services to the Loan Parties on terms reasonably acceptable to the Administrative Agent, (g) shall not enter into any new Website Agreement material to the business or operations of the Loan Parties without giving the Administrative Agent at least 30 days prior written notice and, to the extent requested by the Administrative Agent, executing and delivering and causing each other party to such Website Agreement to execute and deliver to the Administrative Agent a Website Consent Agreement in form and substance reasonably satisfactory to the Administrative Agent with respect thereto, (h) shall maintain or cause to be kept and maintained all Websites and all equipment used in connection therewith in good working order and condition, (i) shall at all times maintain in full force and effect disaster recovery and database backup plans and procedures of a type customarily maintained by companies engaged in the same or similar business and (j) to the extent requested by the Administrative Agent at any time when a Default has occurred and is continuing, shall (A) maintain backup copies of the Loan Parties’ database and passwords, security codes and other means necessary to access the Loan Parties’ Websites and computer systems with a third party escrow agent reasonably satisfactory to the Administrative Agent and (B) cause such escrow agent to enter into, and at all times thereafter maintain in full force and effect, a Website Agreement and a Website Consent Agreement in favor of the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent, with respect to the services contemplated by the foregoing clause (A); provided, however, that, in the case of a Default under Section 7.01(d) by reason of the Loan Parties’ failure to comply with Section 5.01, the Administrative Agent shall not request that any of the actions set forth in the foregoing clauses (A) and (B) be taken unless (1) such Default continues unremedied for a period of 60 days or (2) the Obligations, or any portion thereof, shall have been accelerated by the Administrative Agent pursuant to Section 7.01.
ARTICLE VI
NEGATIVE COVENANTS
          Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all other Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been paid in full and no Letter of Credit shall remain outstanding, the Loan Parties jointly and severally covenant and agree with the Administrative Agent, the Collateral Agent and the Lenders that:
          SECTION 6.01. Indebtedness. The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, create, incur or suffer to exist any Indebtedness, except:
               (a) the Obligations;
               (b) Indebtedness existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) hereof;
               (c) [Reserved].
               (d) Indebtedness of any Loan Party to any other Loan Party, provided that
          (i) the applicable Loan Parties shall have executed on the Effective Date a demand note to evidence any such intercompany Indebtedness owing at any time by any applicable Loan

Party to another applicable Loan Party, which demand notes shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Collateral Agent pursuant to the Security Agreement as additional collateral security for the Obligations;
          (ii) each Loan Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Administrative Agent; and
          (iii) the obligations of the Loan Parties under any such Intercompany Notes shall be subordinated to the Obligations hereunder in accordance with Section 9.19.
               (e) Guarantees by a Loan Party of Indebtedness of any other Loan Party if the primary obligation is expressly permitted elsewhere in this Section 6.01;
               (f) Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (ii) such indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $100,000 at any time outstanding and (iv) at the time of incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing or would be caused thereby;
               (g) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clause (b) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (iv) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;
               (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;
               (i) Indebtedness in respect of deposits or advances received in the ordinary course of business in connection with the sale of goods and services;
               (j) Swap Obligations to the extent permitted under Section 6.05; and
               (k) other unsecured Indebtedness in an aggregate principal amount not exceeding $100,000 at any time outstanding.
     SECTION 6.02. Liens. The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
               (a) Permitted Encumbrances;
               (b) the filing of financing statements or the equivalent thereof in any applicable jurisdiction solely as a precautionary measure in connection with operating leases or consignment of goods;
               (c) leases or subleases of assets or properties of a Loan Party, in each case entered into in the ordinary course of such Loan Party’s business and not prohibited by this Agreement or any other Loan Document so long as such leases do not, individually or in the aggregate (i) interfere in any material respect with the ordinary conduct or business of such Loan Party and (ii) materially impair the use or the value of the property or assets subject thereto;
               (d) any Lien on any property or asset of any Loan Party or its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and
               (e) Liens securing Indebtedness incurred pursuant to Section 6.01(f) to finance the acquisition of fixed or capital assets; provided that such security interests shall not apply to any property or assets of such Loan Party or its Subsidiaries other than the assets financed by such Indebtedness.
          SECTION 6.03. Fundamental Changes; Asset Sales.
               (a) Except as otherwise provided in this Section 6.03, the Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or liquidate or dissolve, except that (i) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (x) any Borrower (other than BabyUniverse) may merge into any other Borrower (other than BabyUniverse), provided that in the event the Administrative Borrower is party to such merger it shall be the surviving corporation, and (y) any Loan Party (other than any Borrower) may merge into (1) any Borrower (other than BabyUniverse) in a transaction in which such Borrower is the surviving corporation or (2) any other Loan Party (other than any Borrower), (ii) the Loan Parties may consummate the Merger and (iii) BabyUniverse may change its name and be redomesticated as a corporation organized under the laws of Colorado, Nevada or such other state as may be proposed by the Loan Parties and be reasonably satisfactory to the Administrative Agent, provided that (A) BabyUniverse shall have provided the Administrative Agent with 15 days prior written notice of BabyUniverse’s intent to take such actions and shall have provided to the Administrative Agent copies of all documents evidencing or governing such name change and redomestication transaction and such other information relating thereto as the Administrative Agent may request, (B) the Administrative Agent shall have approved (which approval shall not be unreasonably withheld or delayed) the structure and terms of such redomestication transaction and the organizational structure of BabyUniverse after giving effect thereto, (C) BabyUniverse (or any Subsidiary formed to effectuate such redomestication transaction) and the other Loan Parties shall have executed and delivered to the Administrative Agent such amendments and joinders to this Agreement and the other Loan Documents as the Administrative Agent may require in connection therewith, each of which shall be in form and substance satisfactory to the Administrative Agent, (D) the Administrative Agent shall be authorized to file all such UCC-1 financing statements or amendments to UCC-1 financing statements and taken all such other actions as the Administrative Agent may determine to be necessary or advisable to provide the Collateral Agent with (or to confirm that the Collateral Agent continues to have, as applicable) a first priority, perfected security interest in all assets of BabyUniverse (and any Subsidiary formed to effectuate such redomestication transaction) after giving effect to such name change and redomestication transaction, (E) any Subsidiary formed to effectuate such redomestication transaction shall have executed and delivered to the Administrative Agent all other items required to be delivered pursuant to Section 5.11 by or with respect to any Person who becomes a Loan Party, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (F) BabyUniverse (and any Subsidiary formed to effectuate such redomestication transaction) and the other Loan Parties shall have executed and delivered all lien searches, evidence of corporate action, incumbency of officers, legal opinions and other documents as the Administrative Agent may reasonably request in connection with such name change and redomestication transaction, all of which shall be reasonably satisfactory in form and substance to the Administrative Agent.
               (b) The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), except that any Loan Party may sell, transfer, lease or otherwise dispose of (i) its assets to any Loan Party, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (ii) Inventory in the ordinary course of business, (iii) equipment that is obsolete or no longer useful in its business; provided that (1) the Administrative Borrower shall provide prompt written notice to the Administrative Agent of any equipment that is sold, transferred, leased or otherwise disposed of and (2) such Loan Party complies with the mandatory prepayment provisions in Section 2.12, and (iv) other assets having a book value not exceeding $100,000 in the aggregate in any Fiscal Year, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing. The Net Cash Proceeds of any sale or disposition permitted pursuant to this Section 6.03(b) (other than pursuant to clause (ii) of this Section 6.03(b)) shall be delivered to the Administrative Agent as required by Sections 2.12(b) and (c) and applied to the Obligations as set forth therein.
               (c) BabyUniverse will not at any time cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, 100% of the outstanding Capital Stock of each other Borrower on a fully diluted basis; provided that, subject to the provisions of Section 6.03(a), any Borrower (other than BabyUniverse) may be merged into any other Borrower.
               (d) The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, engage in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger or amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise), except:
               (a) Permitted Investments, subject to control agreements in favor of the Collateral Agent for the benefit of the Secured Parties in form and substance satisfactory to Agents or otherwise subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties in a manner satisfactory to the Agents;
               (b) investments in existence on the date of this Agreement and described in Schedule 6.04;
               (c) (i) investments made by any Loan Party in the Capital Stock of any wholly-owned Subsidiary which is a Loan Party, and (ii) investments made by any Subsidiary which is not a Loan Party in the Capital Stock of any Subsidiary which is a Loan Party;
               (d) loans or advances made by a Loan Party to any other Loan Party permitted by Section 6.01;
               (e) Guarantees constituting Indebtedness permitted by Section 6.01;
               (f) loans or advances made by a Loan Party to (i) senior executives of the Loan Parties on an arms-length basis in the ordinary course of business for relocation costs up to a maximum of $100,000 in the aggregate at any one time outstanding for all such loans and advances and (ii) its employees (other than as set forth in the foregoing clause (i)) on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $10,000 to any employee and up to a maximum of $50,000 in the aggregate at any one time outstanding for all such loans and advances;
               (g) subject to the terms and conditions of the Pledge and Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party in connection with the bankruptcy or reorganization of Account Debtors or in settlement or delinquent obligations of Account Debtors in the ordinary course of business and consistent with past practice;
               (h) advances in the form of a pre-payment of expenses, so long as such expenses are being paid in accordance with customary trade terms of such Loan Party;
               (i) non-cash consideration received in connection with the sale, transfer, lease or disposal of any asset in compliance with Section 6.03(b); and
               (j) Swap Agreements otherwise permitted under Section 6.05;
          SECTION 6.05. Swap Agreements. The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party or its Subsidiaries has actual exposure (other than those in respect of Capital Stock of any Loan Party or its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap or collar interest rates with respect to any interest-bearing liability of the Loan Party or its Subsidiaries or to exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing investment of the Loan Party or its Subsidiaries.
          SECTION 6.06. Restricted Payments; Certain Payments of Indebtedness.
               (a) The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

          (i) any Loan Party may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock;
          (ii) any Subsidiary of any Loan Parties may declare and pay dividends with respect to its Capital Stock to any Loan Party; and
          (iii) so long as no Default or Event of Default shave have occurred and be continuing, BabyUniverse may redeem or repurchase shares of its Capital Stock (or outstanding options to acquire its Capital Stock) held by any of its stockholders upon the death, disability or termination of employment of any such stockholder, provided that the aggregate of all such redemptions and repurchases under this clause (iii) shall not exceed $100,000 in the aggregate after the Effective Date.
               (b) The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund, deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, other than payments of regularly scheduled principal and interest in respect of any Indebtedness permitted under Section 6.01(d) to the extent such payments are permitted by Section 9.19.
          SECTION 6.07. Transactions with Affiliates. The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party or Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among a Loan Party and another Loan Party that is a wholly owned Subsidiary of a Loan Party not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06.
          SECTION 6.08. Restrictive Agreements. The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary of any Borrower or to Guarantee Indebtedness of the Borrowers or any other Subsidiary of any Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

          SECTION 6.09. Amendment of Material Documents. The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, agree to any amendment, modification or waiver of any term or provision of (a) the Merger Documents in any material respect, (b) its Charter Documents (except as otherwise expressly provided in Section 6.03(a)) or any Material Agreement, in each case, to the extent that such amendment, modification or waiver could, in the reasonable opinion of the Administrative Agent, have a Material Adverse Effect or (c) any agreement or instrument evidencing or governing any Subordinated Indebtedness. The Loan Parties will not, and will not permit any Subsidiary to, agree to any amendment, modification or waiver of any term or provision of any web partner agreement with any Applicable Partner without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.
          SECTION 6.10. Prepayment of Indebtedness. The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) refinancings of Indebtedness permitted under Section 6.01(b) to the extent permitted under Section 6.01(g) and (iii) payment of secured Indebtedness permitted under Sections 6.01(b) and (f) that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.
          SECTION 6.11. Capital Expenditures. The Loan Parties will not, and will not permit any Subsidiary of any Loan Party to, make, or be committed to make, Capital Expenditures which in the aggregate in any Fiscal Year exceed the Maximum Capital Expenditure Amount for such Fiscal Year.
          SECTION 6.12. Minimum EBITDA. If a Trigger Event shall occur, then until such time as a Restoration Event shall occur, the Loan Parties will not permit the EBITDA of the Loan Parties for any period set forth below to be less than the amount set forth below corresponding to such period (it being understood that amounts set forth below in parentheses shall be deemed to be negative numbers):

Period	Minimum EBITDA
Period of three Fiscal Months ending on or about September 30, 2007	$(4,200,000)
Period of four Fiscal Months ending on or about October 31, 2007	$(3,350,000)
Period of five Fiscal Months ending on or about November 30, 2007	$ 3,250,000
Period of six Fiscal Months ending on or about December 31, 2007	$ 7,100,000
Period of seven Fiscal Months ending on or about January 31, 2008	$ 5,900,000
Period of eight Fiscal Months ending on or about February 28, 2008	$ 5,150,000
Period of nine Fiscal Months ending on or about March 31, 2008	$ 4,350,000
Period of ten Fiscal Months ending on or about April 30, 2008	$ 3,400,000
Period of eleven Fiscal Months ending on or about May 31, 2008	$ 2,750,000
Period of twelve Fiscal Months ending on or about June 30, 2008	$ 2,400,000

Period	Minimum EBITDA
Period of twelve Fiscal Months ending on or about July 31, 2008	$2,900,000
Period of twelve Fiscal Months ending on or about August 31, 2008	$3,700,000
Period of twelve Fiscal Months ending on or about September 30, 2008	$4,400,000
Period of twelve Fiscal Months ending on or about October 31, 2008	$4,800,000
Period of twelve Fiscal Months ending on or about November 30, 2008	$6,000,000
Period of twelve Fiscal Months ending on or about December 31, 2008	$7,000,000
Period of twelve Fiscal Months ending on or about January 31, 2009 and each period of twelve Fiscal Months ending thereafter	$6,900,000
          SECTION 6.13. Minimum Cash. The Loan Parties will not permit the sum of (a) the Eligible Cash of the Loan Parties plus (b) Availability as of each date set forth below to be less than the amount set forth opposite such date:

Date	Amount
Last day of Fiscal Year ending on or about January 31, 2008	$14,500,000
Last day of Fiscal Year ending on or about January 31, 2009	$18,000,000
Last day of Fiscal Year ending on or about January 31, 2010	$20,000,000
          SECTION 6.14. Sale Leasebacks. The Loan Parties will not, and will not permit any of their Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.
          SECTION 6.15. Change of Corporate Name or Location; Change of Fiscal Year. Except as otherwise expressly provided in Section 6.03(a), no Loan Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to the Agents and after Collateral Agent’s written acknowledgment (which shall not be unreasonably withheld or delayed) that any reasonable action requested by Collateral Agent in connection therewith, including to continue the perfection of any Liens in favor of Collateral Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided, that any such new location shall be in the continental United States. Notwithstanding the foregoing, the Administrative Agent acknowledges and consents to the relocation of the chief executive officers of the BabyUniverse

Loan Parties to Denver, Colorado promptly after the Effective Date. No Loan Party shall change its Fiscal Year, except that, promptly following the Effective Date, each BabyUniverse Loan Party shall change its Fiscal Year so that the Fiscal Year of each BabyUniverse Loan Party ends on the dates set forth in Schedule 1.01.
          SECTION 6.16. Billing, Credit and Collection Policies. The Loan Parties will not, and will not permit any of their Subsidiaries to, make any change in their respective billing, credit and collection policies, which change would, based upon the facts and circumstances in existence at such time, change in any material respect the assumptions underlying the definitions of “Eligible Credit Card Receivables” or “Eligible Partner Receivables” or reasonably be expected to materially adversely affect the collectibility, credit quality or characteristics of the Accounts, or the ability of the Borrowers to perform their obligations, or the ability of the Collateral Agent to exercise any of its rights and remedies, hereunder or under any other Loan Document.
          SECTION 6.17. Equity Issuances. No Loan Party will, or will permit any Subsidiary to, issue any additional shares of its Capital Stock or other equity interests, except that BabyUniverse may issued Qualified Equity Interests so long as no Change in Control results therefrom.
          SECTION 6.18. Hazardous Materials. No Loan Party or its Subsidiaries shall cause or suffer to exist any release of any Hazardous Material on, at, in, under, above, to or from any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Loan Party or its Subsidiaries that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any other property, other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.
          SECTION 6.19. Gift Acquisition. Notwithstanding anything herein to the contrary (a) the Loan Parties shall be permitted to dissolve Gift Acquisition so long as all assets of Gift Acquisition are distributed to one or more other Loan Parties concurrently with such dissolution; (b) Gift Acquisition shall not engage in any business or activity other than the winding down of its current operations and the dissolution referred to in the foregoing clause (b); (c) Gift Acquisition shall not incur or permit to exist any Indebtedness or other liabilities (other than Indebtedness under the Loan Documents), assume or guaranty any Indebtedness of any other Person (other than under the Loan Documents) or create, incur, assume or permit to exist any Liens on any or all of its assets (other than the Liens created under the Loan Documents); and (d) the Loan Parties will not take any of the following actions or permit any Subsidiary to take any of the following actions: (i) make any loan or advance to, or capital contribution or investment in, or guaranty any indebtedness or other obligations of, Gift Acquisition, (ii) transfer, sell, lease, assign or otherwise dispose of any property to Gift Acquisition or (iii) purchase or acquire property from Gift Acquisition (other than as contemplated by the foregoing clause (a)); provided, however, that any Loan Party may make loans, advances or asset transfers to, or capital contributions or other investments in, Gift Acquisition prior to its dissolution so long as the aggregate amount of all such loans, advances, asset transfers, capital contributions and other investments made from and after the Effective Date shall not exceed $50,000 in the aggregate at any one time outstanding.
ARTICLE VII
EVENTS OF DEFAULT
          SECTION 7.01. Events of Default. Any of the following shall constitute an “Event of Default”:

          (a) the Borrowers shall fail to pay any principal of any Loan or reimbursement obligation in respect of any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrowers shall fail to pay any interest on any Loan or any fee or other amount (other than such amount referred to in clause (a) above) payable under this Agreement, within three Business Days after the same shall become due and payable;
          (c) any representation or warranty made or deemed made by any Loan Party or any Subsidiary of any Loan Party in this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or misleading in any material respect when made or deemed made;
          (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.09, 5.16 or in Article VI;
          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a) through (d) above) or in any other Loan Document, and such failure shall continue unremedied for a period of (i) five (5) days if such breach relates to terms or provisions set forth in Sections 5.02 (other than clause (a) thereof), 5.05, 5.06, 5.10, 5.12, 5.13, 5.14 or 5.17 or (ii) thirty (30) days if such breach relates to any other term or provision of this Agreement or any other Loan Document;
          (f) (i) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f)(ii) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any of its Subsidiaries or either of its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any such Subsidiary or for a substantial part of either of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (i) any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due or any Loan Party shall dissolve or commence any dissolution proceeding;
          (j) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against any Loan Party or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any of its Subsidiaries to enforce any such judgment or any Loan Party or any of its Subsidiaries shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
          (k) (i) a Lien shall have arisen under the terms of ERISA or the Code with respect to any Plan, or (ii) an ERISA Event or unfunded liability arising under a Non-U.S. Plan shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and unfunded Non-U.S. Plan liabilities that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (l) a Change in Control shall occur;
          (m) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or this Agreement, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;
          (n) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
          (o) (i) any Loan Party or any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, or (B) charged by a Governmental Authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral;
          (p) (i) an uninsured loss occurs with respect to any portion of the Collateral, which loss would reasonably be expected to have a Material Adverse Effect or (ii) any other event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

          (q) the subordination provisions of any agreement or instrument governing any Subordinated Indebtedness are for any reason revoked or invalidated, or otherwise cease to be in full force and effect, any Person contests in any manner the validity or enforceability thereof, of the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by the Loan Documents or such subordination provisions;
then, and in every such event (other than an event with respect to any Loan Party described in clause (g) or (h) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Obligations then outstanding to be due and payable in whole, and thereupon the principal of the Loans and Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, and/or (iii) require the Loan Parties to furnish cash collateral in an amount equal to 105% of the aggregate face amount of all outstanding Letters of Credit Obligations to be held and applied in accordance with Section 2.07(c). In case of any event with respect to any Loan Party described in clause (g) or (h) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder including the obligation to furnish cash collateral with respect to all Letter of Credit Obligations as aforesaid, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.
     SECTION 7.02. Remedies Upon Default. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Agents may (and at the direction of the Required Lenders, shall) proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Loan Parties. No remedy herein or in any Loan Document is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
     SECTION 7.03. Application of Funds. After (i) an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct and (ii) the exercise of remedies provided for in this Article VII (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be cash collateralized as set forth in Section 7.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     first, to pay any fees, indemnities, expense reimbursements or other Obligations then due to the Administrative Agent and the Collateral Agent in their capacities as such, second, to pay all amounts then due and payable to the Administrative Agent on account of Protective Advances,

     third, to ratably pay all amounts owed to the Issuing Bank(s) on account of Letter of Credit Obligations, fourth, to ratably pay all interest and fees owed on account of the Revolving Loans fifth, to ratably pay all principal amounts of the Revolving Loans then outstanding, sixth, to provide cash collateral for any outstanding Letters of Credit, seventh, to ratably pay any other expense reimbursements or other Obligations then due and payable to the Lenders (other than with respect to Banking Services Obligations and Swap Obligations), and
     eighth, to ratably pay of any amounts owing by the Borrowers with respect to Banking Services Obligations and Swap Obligations.
The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations owing to the Administrative Agent and Lenders.
ARTICLE VIII
THE AGENTS
     SECTION 8.01. Appointment and Authorization. Each Lender hereby designates and appoints each of the Agents as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Agent agrees to act as such on the express conditions contained in this Article VIII. The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders and the Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term “agents” in this Agreement with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, each Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria and other determinations with respect to the calculation of the Borrowing Base, (b) the making of Agent Advances pursuant to Section 2.05, and (c)

the exercise of remedies pursuant to Article VII, and any action so taken or not taken shall be deemed consented to by the Lenders.
     SECTION 8.02. Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, attorneys-in-fact or through its Related Parties and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agent, employee, attorney-in-fact or Related Party that it selects as long as such selection was made without gross negligence or willful misconduct.
     SECTION 8.03. Liability of the Agents. None of the Agents or any of their respective Related Parties shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation, or warranty made by any Borrower or Affiliate of any Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by an Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. None of the Agents or any of their respective Related Parties shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of any Borrower or any Borrower’s Affiliates.
     SECTION 8.04. Reliance by the Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, Electronic Transmission, telegram, facsimile, telex, or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to any Borrower), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or all Lenders if so required by Section 9.03) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
     SECTION 8.05. Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless such Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Agents shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 7.01; provided, however, that unless and until an Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

     SECTION 8.06. Credit Decision. Each Lender acknowledges that none of the Agents or any of their respective Related Parties has made any representation or warranty to it, and that no act by an Agent hereinafter taken, including any review of the affairs of the Borrowers and their Affiliates, shall be deemed to constitute any representation or warranty by such Agent or Related Parties to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or Related Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrowers and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent or Related Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrowers. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by an Agent, neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of any Borrower which may come into the possession of any of such Agent or its Related Parties.
     SECTION 8.07. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent (to the extent not reimbursed by the Loan Parties and without limiting the obligations of the Loan Parties hereunder), ratably according to their respective Applicable Percentages of the Aggregate Revolving Exposure, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. Without limiting the foregoing, each Lender agrees to reimburse each Agent promptly upon demand, ratably according to its Applicable Percentage of the Aggregate Revolving Exposure, for any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent is not reimbursed for such expenses by the Loans Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation of any Agent.
     SECTION 8.08. The Agents in Individual Capacity. The financial institutions serving as Administrative Agent or Collateral Agent and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Affiliates as though they were not Agents hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, such financial institutions or their respective Affiliates may receive information regarding any Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of any such Borrower or such Affiliate) and acknowledge that neither such Agent nor such financial institution shall be under any obligation to provide such information to the Lenders. With respect to its Loans and participations in Letters of Credit hereunder, such financial institutions shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” include such financial institutions in their individual capacities.
     SECTION 8.09. Successor Agents.
          (a) Any Agent may resign at any time by giving written notice thereof to the Lenders and the Administrative Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be any Lender or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000. Upon the acceptance of any appointment as an Agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent and the term “Administrative Agent,” “Collateral Agent,” or “Agents,” as the case may be, shall mean such successor agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.
          (b) If within forty-five (45) days after written notice is given of the retiring Agent’s resignation under this Section 8.09 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (or such later date as such retiring Agent may in its sole discretion notify the Lenders and the Administrative Borrower) (i) the retiring Agent’s resignation shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.
     SECTION 8.10. Collateral Matters.
          (a) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Lien upon any Collateral and to terminate any guarantee (i) upon the termination of the Commitments and payment and satisfaction in full of all Loans and reimbursement obligations in respect of Letters of Credit, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made); (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Collateral Agent that the sale or disposition is made in compliance with Section 6.03 (and the Collateral Agent may rely conclusively on any such certification without further inquiry); (iii) constituting property in which no Loan Party owned any interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; or (v) pursuant to Section 8.10(b) below. Except as provided above, the Collateral Agent will not release any of its Liens without the prior written authorization of the Lenders (as required by Section 9.03); provided that the Collateral Agent may, in its discretion, release the Collateral Agent’s Liens on Collateral valued in the aggregate not in excess of $1,000,000 during each

Fiscal Year without the prior written authorization of any Lender. Upon request by the Collateral Agent or the Borrowers at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any Collateral Agent’s Liens upon particular types or items of Collateral pursuant to this Section 8.10.
          (b) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Capital Stock or assets of a Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.03, the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Administrative Borrower and at the Administrative Borrower’s expense to release, share or subordinate any Liens created by any Loan Document in respect of such assets or Capital Stock, and, in the case of a disposition of the Capital Stock of any Subsidiary that is a Loan Party in a transaction not prohibited by Section 6.03 and as a result of which such Subsidiary would cease to be a Loan Party, thus terminating such Subsidiary’s Loan Guaranty hereunder; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In addition, the Collateral Agent agrees to take such actions as are reasonably requested by the Administrative Borrower and at the Administrative Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or Subsidiary of the Administrative Borrower shall no longer be deemed to be made once such Capital Stock or asset is so conveyed, sold, leased, assigned, transferred or disposed of. Upon any release or termination in connection with the foregoing, the Collateral Agent shall (and is hereby authorized by the Lenders to) execute such documents as may reasonably requested by the Administrative Borrower to evidence the release of the Collateral Agent’s Liens upon such Collateral all without recourse or warranty. Notwithstanding the foregoing or the payment in full of the Obligations, Collateral Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agents may incur as a result of dishonored checks or other items of payment received by Agents from any Borrower or any Account Debtor and applied to the Obligations, Agents shall, at their option, (i) have received a written agreement satisfactory to Agents, executed by Administrative Borrower and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying the Agents and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as the Agents, in their reasonable discretion, may deem necessary to protect the Agent and each Lender from any such loss or damage.
          (c) The Collateral Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral and its capacity as one of the Lenders, and that the Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.
     SECTION 8.11. Restrictions on Actions by Lenders. Each of the Lenders agrees that it shall not, unless specifically requested to do so by the Administrative Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any Loan Party, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
     SECTION 8.12. Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
     SECTION 8.13. Concerning the Collateral and the Related Loan Documents. Each Lender agrees that any action taken by an Agent or the Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by an Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
     SECTION 8.14. Reports and Financial Statements; Disclaimer by Lenders. By signing this Agreement, each Lender:
          (a) is deemed to have requested that the Agents furnish such Lender, promptly after it becomes available, (i) a copy of all financial statements to be delivered by the Borrowers hereunder, (ii) a copy of any notice of Default or Event of Default received by such Agent and (iii) a copy of each Report;
          (b) expressly agrees and acknowledges that no Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel;
          (d) agrees to keep all Reports confidential in accordance with Section 9.13; and
          (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Person or Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Person or Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable costs of counsel) incurred by the Agents and any such other Lender preparing a

Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
     SECTION 8.15. Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) be authorized to act for, any other Lender.
     SECTION 8.16. Lead Arranger; Bookrunner; Syndication Agent; Documentation Agent. None of the Lead Arranger, Bookrunner, Syndication Agent or the Documentation Agent shall have any duties, liabilities, right, power or responsibilities hereunder in its capacity as such.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Transmission (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
          (i) if to any Loan Party, to the Administrative Borrower at:
eToys Direct, Inc.
1099 18th St., Suite 1800
Denver, CO 80202
Attention: Michael Wagner, CEO
Facsimile No: (303) 226-8600
E-mail: mwagner@etoys.com
with a copy to:
Moore & Van Allen PLLC
Suite 4700
100 North Tryon Street
Charlotte, North Carolina 28202-4003
Attention: Wayne McKinzie
Facsimile No: (704) 378-2061
E-mail: waynemckinzie@mvalaw.com
          (ii) if to the Administrative Agent or Collateral Agent, to:
The CIT Group/Business Credit, Inc.
300 South Grand Avenue, 3rd Floor
Los Angeles, California 90071
Attention: Credit Manager
Facsimile No: (213) 613-2599
E-mail: frank.brown@cit.com and
mike.richman@cit.com
with a copies to:

The CIT Group/Business Credit, Inc.
505 Fifth Avenue
New York, New York 10017
Attention: Law Department – Business Credit
Facsimile No: (212) 771-9520
E-mail: jorge.wagner@cit.com
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue at Prudential Center
Boston, MA 02199
Attention: David L. Ruediger
Facsimile No: (617) 227-4420
E-mail: druediger@eapdlaw.com
          (iii) if to any other Lender, to it at its address or facsimile number or e-mail address set forth in its Administrative Questionnaire.
     Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
          (b) All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, or (iii) sent by Electronic Transmission shall be deemed to have been given (x) if delivered by posting to an E-System or other Intranet or extranet-based website, prior to 5:00 p.m., New York City time, on the date of such posting and (y) if delivered by any other Electronic Transmission, prior to 5:00 p.m., New York City time, on the date of transmission thereof.
     SECTION 9.02. Electronic Transmissions; Public-Side Lenders.
          (a) Authorization. Each Agent and its Related Parties is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein; provided, however, that no notice to any Loan Party shall be made by posting to an Internet or extranet-based site or other equivalent service but may be made by e-mail or E-Fax. Each Loan Party and each Secured Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including, without limitation, risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing each Agent and its Related Parties to transmit Electronic Transmissions.
          (b) Signatures. No Electronic Transmission shall be denied legal effect merely because it is made electronically. Electronic Transmissions that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Electronic Transmission, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof. Each Electronic Transmission containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Electronic Transmission shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, the UCC, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National

Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Electronic Transmission or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Electronic Transmission or E-Signature has been altered after transmission.
          (c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to this Section 9.02, separate terms and conditions posted or referenced in such E-System and related agreements, documents or other instruments executed by Secured Parties and Loan Parties in connection with such use.
          (d) Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available.” No Agent or any of their Related Parties warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by any Agent or any of its Related Parties in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects. Each Loan Party and each Secured Party (other than the Administrative Agent) agrees that no Agent have any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with all Electronic Transmissions or otherwise required for any E-System.
          (e) Public-Side Lenders. Each Loan Party hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders who do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties agree to clearly and conspicuously designate as “PUBLIC” all materials that the Loan Parties intend to be made available to Public Lenders. By designating such materials as “PUBLIC”, the Loan Parties authorize such materials to be made available to a portion of any E-System designated “Public Investor” (or equivalent designation), which is intended to contain only information that (x) prior to any public offering of securities by any Loan Party, is of a type that would be contained in a customary offering circular for an offering of debt securities made in reliance on Rule 144A under the Securities Act or (y) following any public offering of securities by any Loan Party, is either publicly available or not material information (though it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States Federal and State securities laws.
     SECTION 9.03. Waivers; Amendments.
          (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.03(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of Event of Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Event of Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and (x) the Required Lenders or (y) the

Administrative Agent, with the consent of the Required Lenders, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall:
     (i) increase the Commitment of any Lender without the written consent of such Lender;
     (ii) reduce or forgive the principal amount of any Loan owing to any Lender or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder to any Lender, without the written consent of such Lender;
     (iii) postpone the maturity of any Loan owing to any Lender, or any scheduled date of payment of the principal amount of any Loan owing to any Lender, or any date for the payment of any interest, fees or other Obligations payable hereunder to any Lender, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment of any Lender, without the written consent of such Lender;
     (iv) increase the sum of aggregate Revolving Commitments, except with the consent of each Lender;
     (v) change Section 2.11(b), Section 2.12(c) or Section 7.03 in a manner that would alter the manner in which payments are shared, without the written consent of each Lender affected thereby;
     (vi) increase the advance rates or modify the definition of “Borrowing Base” or any component definition thereof if such increase or modification would increase Availability, in each case without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to establish, change or eliminate Reserves;
     (vii) change any of the provisions of this Section 9.03(b) or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;
     (viii) except as provided in Section 8.10 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender;
     (ix) affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be; or
     (x) contractually subordinate any of the Liens granted to the Collateral Agent without the consent of each Lender, provided, however, this subparagraph (ix) shall not apply to a subordination of the Liens granted to the Collateral Agent if such subordination arises pursuant to the granting of liens or superpriority claims pursuant to Section 364 of Title 11 of the United States Code (the “Bankruptcy Code”) or any other provision of the Bankruptcy Code.
          (c) The Administrative Agent may (i) amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05 or (ii) waive payment of the fee required under Section

9.05(b)(ii)(C) or any commitment letter delivered in connection with the transaction which is the subject of this Agreement without obtaining the consent of any other party to this Agreement.
          (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Borrowers may elect to replace all, but not less than all, Non-Consenting Lenders as Lenders party to this Agreement, provided that, concurrently with such replacement, (i) one or more Eligible Assignees shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lenders pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lenders to be terminated as of such date and to comply with the requirements of Section 9.05(b), and (ii) the Borrowers shall pay to each such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.16 and 2.18, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.17 had the Loans and Obligations of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
     SECTION 9.04. Expenses; Indemnity; Damage Waiver.
          (a) Expenses. (i) The Borrowers shall pay all reasonable, documented out of pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the Borrowers shall pay all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) the Borrowers shall pay all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any advisors, consultants, accountants or external counsel for the Agents, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.04, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred in connection with any sale or other realization upon the Collateral or during any workout, restructuring, negotiations or a solvency or bankruptcy proceedings in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section 9.04(a) include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
     (i) subject to the limitations set forth in Section 5.10, appraisals of all or any portion of the Collateral (including travel, lodging, meals and other out of pocket expenses of the appraisers);
     (ii) subject to the limitations set forth in Section 5.06, field examinations and the preparation of Reports at either the Collateral Agent’s then customary charge (such charge is currently $1,000 per day (or portion thereof) for each Person employed by the Collateral Agent (who may be an employee of Collateral Agent) with respect to each field examination) or at the fee charged by a third party retained by the Collateral Agent, plus in each case travel, lodging, meals and other out of pocket expenses;
     (iii) lien searches;
     (iv) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
     (v) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to any Payment Account, all as described in Section 2.19(c).
          (b) Indemnities. The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, the Lead Arranger, the Documentation Agent, the Syndication Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, on an after-Tax basis, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any external counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) The relationship between any Loan Party on the one hand and the Lenders, the Issuing Bank and the Agents on the other hand shall be solely that of debtor and creditor. None of the Agents, the Issuing Bank or any Lender (i) shall have any fiduciary responsibilities to any Loan Party, or (ii) undertakes any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (d) All amounts due under this Section shall be payable promptly after written demand therefor.

          (e) In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).
     SECTION 9.05. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.05(c)) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in Section 9.05(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it).
          (ii) Assignments shall be subject to the following conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Borrower and the Administrative Agent otherwise consent (such consent of Administrative Borrower not to be unreasonably withheld or delayed), provided that no such consent of the Administrative Borrower shall be required if an Event of Default has occurred and is continuing;
     (B) after giving effect to any partial assignment of a Lender’s Revolving Commitment, the assignor’s Revolving Commitment shall not be less than $5,000,000;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable to the Administrative Agent; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (iii) Subject to acceptance and recording thereof pursuant to Section 9.05(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.05(c).
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest owing on, the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as the absolute owner of any Obligations held by such Person, as included in the Register, for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Administrative Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.05(b) and any written consent to such assignment required by Section 9.05(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.05, 2.07, 2.08(a) or (b), 2.19(e) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) any Lender may, without the consent of the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (iii) of the first proviso to Section 9.03(b) that affects such Participant. Subject to Section 9.05(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Sections 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.18(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender or an Affiliate of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (e) [Reserved].
     SECTION 9.06. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.08. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.09. Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of any Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender or any Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER OR AFFILIATE THEREOF SHALL EXERCISE ANY RIGHT OF SET OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY BORROWER HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.
     SECTION 9.10. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
          (a) THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
          (b) EACH OF THE LOAN PARTIES AND LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY ADMINISTRATIVE AGENT, ISSUING BANK OR

LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.10(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.13. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, advisors, managers and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to any nationally recognized rating agency or service (including Moody’s Investor Services, Inc., Standard and Poor’s Ratings Group and Fitch Ratings Ltd.) that requires access to information about a Lender’s (or a potential Lender’s) investment portfolio in connection with ratings to be issued with respect to such Lender (or potential Lender) or with respect to an Approved Fund, (g) subject to an agreement containing provisions substantially similar to those set forth in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any investor or prospective investor in an Approved Fund and any trustee, collateral manager, servicer, noteholder or secured party in an Approved Fund or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (h) with the consent of the Administrative Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to any Agent, Issuing Bank or Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section 9.13, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Agent, Issuing Bank or Lender on a nonconfidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Agent or Lender may issue and disseminate to the public general information describing this credit facility, including the names and addresses of the Borrowers and a general description of the Borrowers’ businesses, and may (so long as the Administrative Borrower has previously reviewed and approved the form of such advertisement or promotional materials) use Borrowers’ names in published advertising and other promotional materials. The obligations of the Administrative Agent, the Issuing Bank and the Lenders under this Section 9.13 shall terminate one year after the termination of the Commitments and the payment and satisfaction in full of all Loans and Letter of Credit Obligations.
     SECTION 9.14. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.
     SECTION 9.15. USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.
     SECTION 9.16. Execution of Loan Documents. The Lenders hereby empower and authorize the Administrative Agent and Collateral Agent, on behalf of the Lenders, to execute and deliver to the Loan Parties the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents.
     SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.18. Administrative Borrower; Joint and Several Liability.
          (a) Each Borrower hereby irrevocably appoints eToys Direct as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Agents, Issuing Bank and Lenders with all notices with respect to Borrowings and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Borrowings and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Funding Accounts, Collection Account, Payment Accounts and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that no Agent, Issuing Bank or Lender shall incur any liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Funding Accounts, Collection Account, Payment Accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agents, Issuing Bank and Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each Agent, Issuing Bank and Lender and hold it harmless against any and all liability, expense, loss or claim of damage or injury, made against such Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Funding Accounts, Collection Account, Payment Accounts and Collateral of Borrowers as herein provided, (b) such Agent, Issuing Bank or Lender relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Agent, Issuing Bank or Lenders hereunder or under the other Loan Documents, except that Borrowers will have no liability under this Section 9.18 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such indemnified party.
          (b) Unless otherwise specifically provided herein, all references to “Borrower” or “Borrowers” herein shall refer to and include each of the Borrowers separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them. Any notice, request, consent, report or other information or agreement delivered to any Agent or Lender by the Borrowers shall be deemed to be ratified by, consented to and also delivered by the other Borrowers. Each Borrower recognizes and agrees that each covenant and agreement of “Borrower” or “Borrowers” under this Agreement and the other Loan Documents shall create a joint and several obligation of the Borrowers, which may be enforced against Borrowers, jointly or against each of the Borrowers separately.
          (c) All Loans to the Borrowers, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations of the Borrowers, regardless of the manner or amount in which proceeds of such Loans are used, allocated, shared, or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations of the Borrowers shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agents, the Issuing Bank and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers. Each Borrower’s obligations under this Agreement and as an obligor under the Collateral Documents shall be separate and distinct obligations. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.
          (d) With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been indefeasibly paid in full, the Commitments and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender.
          (e) Subject to Section 9.18(d), to the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of Loans other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such Loans or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This Section 9.18(e) is intended only to define the relative rights of Borrowers, and nothing set forth in this Section 9.18(e) is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Administrative Agent, the Issuing Bank and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this Section 9.18(e) or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, each Agent, the Issuing Bank and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

          (f) Each Borrower’s obligation to pay and perform the Obligations shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to any other Borrower, or (ii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.
     SECTION 9.19. Subordination of Intercompany Indebtedness. Each Loan Party hereby agrees that any Indebtedness of any other Loan Party now or hereafter owing to such Loan Party, whether heretofore, now or hereafter created (the “Loan Party Subordinated Debt”), is hereby subordinated to all of the Obligations and that the Loan Party Subordinated Debt shall not be paid in whole or in part until the Obligations have been paid in full and this Agreement is terminated and of no further force or effect, provided that, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby and such Indebtedness is expressly permitted hereunder, the Loan Parties may make and receive such payments in respect of Loan Party Subordinated Debt as shall be customary in the ordinary course of the Loan Parties’ business. No Loan Party shall accept any payment of or on account of any Loan Party Subordinated Debt at any time in contravention of the foregoing. Each payment on the Loan Party Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Loan Party as trustee for the Secured Parties and shall be paid over to the Administrative Agent immediately on account of the Obligations, but without otherwise affecting in any manner such Loan Party’s liability hereunder. Each Loan Party agrees to file all claims against the Loan Party from whom the Loan Party Subordinated Debt is owing in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Loan Party Subordinated Debt, and the Administrative Agent shall be entitled to all of such Loan Party’s rights thereunder. If for any reason a Loan Party fails to file such claim at least ten (10) Business Days prior to the last date on which such claim should be filed, such Loan Party hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact, and the Administrative Agent is hereby authorized to act as attorney-in-fact in such Loan Party’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Loan Party hereby assigns to the Administrative Agent all of such Loan Party’s rights to any payments or distributions to which such Loan Party otherwise would be entitled. If the amount so paid is greater than such Loan Party’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto. In addition, each Loan Party hereby irrevocably appoints the Administrative Agent as its attorney-in-fact to exercise all of such Loan Party’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of the Loan Party from whom the Loan Party Subordinated Debt is owing.
ARTICLE X
Loan Guaranty
     SECTION 10.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees for external counsel and expenses paid or incurred by the Administrative Agent, any Issuing Bank and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
     SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
     SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
          (b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
          (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
     SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
     SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.
     SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.
     SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
     SECTION 10.08. Termination. The Lenders may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
     SECTION 10.09. Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     SECTION 10.10. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
     SECTION 10.11. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
     SECTION 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan

Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
     SECTION 10.13. Effect of Amendment and Restatement. As of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety by this Agreement, provided that nothing herein shall impair or adversely affect the continuation of the liability and obligations of the Loan Parties under the Existing Credit Agreement as amended hereby and nothing herein shall be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of the Loan Parties evidenced by or arising under the Existing Credit Agreement or the other Existing Loan Documents, as amended hereby, and the liens and security interests in favor of the Collateral Agent securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, except as expressly provided herein or in the other Loan Documents.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS: eTOYS DIRECT, INC.
By:	/s/ Michael J. Wagner
	Name:	Michael J. Wagner
	Title:	President and Chief Executive Officer

MY TWINN, INC.
By:	/s/ Michael J. Wagner
	Name:	Michael J. Wagner
	Title:	President and Chief Executive Officer

BABYUNIVERSE, INC.
By:	/s/ Michael J. Wagner
	Name:	Michael J. Wagner
	Title:	President

POSHTOTS, INC.
By:	/s/ Michael J. Wagner
	Name:	Michael J. Wagner
	Title:	President

DREAMTIME BABY, INC.
By:	/s/ Michael J. Wagner
	Name:	Michael J. Wagner
	Title:	President

[Signature Page to Amended and Restated Credit Agreement]

LOAN GUARANTORS: eTOYS DIRECT 1, LLC By: eTOYS DIRECT, INC., as Managing Member
By:	/s/ Michael J. Wagner
	Name:	Michael J. Wagner
	Title:	President and Chief Executive Officer

eTOYS DIRECT 2, LLC By: eTOYS DIRECT, INC., as Managing Member
By:	/s/ Michael J. Wagner
	Name:	Michael J. Wagner
	Title:	President and Chief Executive Officer

eTOYS DIRECT 3, LLC By: eTOYS DIRECT, INC., as Managing Member
By:	/s/ Michael J. Wagner
	Name:	Michael J. Wagner
	Title:	President and Chief Executive Officer

GIFT ACQUISITION, L.L.C. By: eTOYS DIRECT, INC., as Managing Member
By:	/s/ Michael J. Wagner
	Name:	Michael J. Wagner
	Title:	President and Chief Executive Officer

[Signature page to Amended and Restated Credit Agreement]

AGENT AND LENDER: THE CIT GROUP/BUSINESS CREDIT, INC., individually, as Administrative Agent, Collateral Agent and Lender
By:	/s/ Mike Richman
	Name:	Mike Richman
	Title:	Vice President

[Signature page to Amended and Restated Credit Agreement]

ANNEX I
COMMITMENT SCHEDULE

Lender	Revolving Commitments
The CIT Group/Business Credit, Inc.	$25,000,000

Total	$25,000,000